Exhibit 11

OFFER OF AMENDED AND RESTATED STOCK PURCHASE AGREEMENT

October 24, 2014

Telecom Italia S.p.A.,
Piazza degli Affari 2, Milan,
Italy.
Attention:  Head of International Business

Telecom Italia International N.V.,
Strawinskylaan 1627,
1077XX Amsterdam,
The Netherlands.
Attention:  Chief Executive Officer

Tierra Argéntea S.A.,
Avda. Madero 900, Piso 26,
Ciudad de Buenos Aires,
Argentina.
Attention: President of the Board

Ref:  Offer # 1024/2014

Dear Sirs:

Fintech Telecom, LLC, a limited liability company organized under the laws of the State of Delaware (“Fintech”) hereby irrevocably offers to Telecom Italia S.p.A (“TI”),  Telecom Italia International N.V. (“TII”) and Tierra Argéntea S.A. (“TAR”, and together with TI and TII, the “Sellers”) to enter into an “Amended and Restated Stock Purchase Agreement” in the form attached hereto as Annex I, pursuant to which Fintech would acquire all (but not less than all) of the Sellers’ direct and indirect interests in Telecom Argentina S.A. and certain other assets, as described therein (the “Offer”). Capitalized terms used but not defined herein shall have the meanings given to them in the Amended and Restated Stock Purchase Agreement.

Fintech, TI, TII, and TAR are referred to in this Offer collectively as the “Parties” and individually as a Party.

The Offer is subject to the following terms:

FIRST: Fintech grants the Sellers a maximum term of two (2) Business Days in which the Offer may be accepted. During this term, the Offer shall be irrevocable. Fintech states and clarifies that the Offer may only be accepted or rejected in its entirety.

SECOND: In this act Fintech states that (i) the Offer shall be considered accepted if the Sellers deliver to Fintech during the time period detailed in article FIRST hereof a notice of acceptance in the terms contained in Annex II herein (the “Notice of Acceptance”); (ii) in case the Notice of Acceptance is not delivered to Fintech within the term specified in article FIRST hereof, the Offer shall be deemed rejected by the Sellers, and may be no longer accepted by the Sellers, even if Fintech does not revoke it expressly.

Upon acceptance of this Offer by the Sellers prior to its expiration and in accordance with the procedure set forth above, the Amended and Restated Stock Purchase Agreement shall become effective in accordance with its terms as if the Parties hereto had executed and delivered the same and shall be legally binding and enforceable against the Parties, and each Party shall become a party to the Amended and Restated Stock Purchase Agreement. The Amended and Restated Stock Purchase Agreement shall be deemed entered into as of the date on which the Notice of Acceptance is delivered by the Sellers.

Once accepted, this Offer, together with the Amended and Restated Stock Purchase Agreement attached as Annex I hereto and with all other agreements executed by the Purchaser, the Sellers, the Los W Parties (and their respective affiliates, as applicable) concurrently with the entrance into the Amended and Restated Stock Purchase Agreement and any document referred to in any of the foregoing, shall constitute the entire agreement of the Parties in connection with the subject matter hereof.

THIS OFFER SUPERSEDES ANY PRIOR AGREEMENT OR UNDERSTANDING, WHETHER WRITTEN OR ORAL, WITH RESPECT TO THE SUBJECT MATTER HEREOF.

This Offer shall be subject to the Confidentiality Agreement entered into as of October 13, 2013 by and between the Sellers and the Purchaser’s Affiliates in respect of the transaction proposed herein.

This Offer shall be governed by and interpreted in accordance with the laws of the State of New York.

We look forward to be very soon working with you towards the successful and prompt consummation of the Transaction.

Very truly yours,

[Signature Page Follows]

FINTECH TELECOM, LLC

By: Fintech Advisory, Inc. Its Managing Member

By:	/s/ Erika Mouynes
	Name:	Erika Mouynes
	Title:	Authorized Person

By:	/s/ Julio Rafael Rodriguez, Jr.
	Name:	Julio Rafael Rodriguez, Jr.
	Title:	Authorized Person

Annex I

Stock Purchase Agreement

EXECUTION COPY

AMENDED AND RESTATED

STOCK PURCHASE AGREEMENT

by and among

TELECOM ITALIA S.p.A.,

TELECOM ITALIA INTERNATIONAL N.V.,

as Sellers,

and

FINTECH TELECOM, LLC

as Purchaser

and

TIERRA ARGENTEA S.A.

originally entered into as of November 13, 2013

as amended and restated as of October 24, 2014

TABLE OF CONTENTS

i

ii

Schedule I — Resigning Directors and Replacement Directors
Schedule II – Sofora Balance Sheet
Schedule III – Scheduled Liabilities (Sofora)
Schedule IV – Sofora Debt
Schedule V – Affiliate Agreements
Schedule VI – Allocation of TAR Purchase Price
Schedule VII – Sofora Fair Market Price Calculation Schedule

Exhibit A — Waiver
Exhibit B — [Reserved]
Exhibit C — Form of Notification
Exhibit D — Pending Proceedings Under Antitrust Statutes
Exhibit E — Form of Seller Release
Exhibit F — Form of Director Release
Exhibit G – Form of Shareholder Release
Exhibit H – [Reserved]
Exhibit I – Deed of Adherence
Exhibit J – Form of Minority Sofora Pledge
Exhibit K – Purchaser Release

iii

AMENDED AND RESTATED STOCK PURCHASE AGREEMENT

Amended and Restated Stock Purchase Agreement (the “Agreement”) dated as of October 24, 2014 (the “Amendment Date”), by and between Fintech Telecom, LLC, a limited liability company duly authorized under the laws of Delaware (the “Purchaser”), Telecom Italia S.p.A., a company duly organized and existing under the laws of Italy with its registered office at Piazza degli Affari, 2, Milan, Italy (“TI”), Telecom Italia International N.V., a company duly organized and existing under the laws of The Netherlands with its registered office at Strawinskylaan 1627, 1077XX Amsterdam (“TII” and together with TI, the “Sellers”) and, for the purposes of acknowledging the amendment and restatement of this Agreement, Tierra Argentea S.A., a company duly authorized under the laws of the Republic of Argentina and a wholly-owned Affiliate of the Sellers (“TAR”). Capitalized terms used in this Agreement have the meanings assigned to them in Article 1.

WHEREAS, the Sellers and the Purchaser have entered into a stock purchase agreement dated as of November 13, 2013 (the “Original Signing Date”);

WHEREAS, the Sellers are the registered and beneficial owners of the Sofora Shares (as defined below), and on November 13, 2013, TAR was the registered and beneficial owner of the Nortel ADSs and the TEO Shares;

WHEREAS, the Sellers wish to sell, directly or indirectly, through a subsidiary, the Shares to the Purchaser and the Purchaser wishes to acquire the Shares and the Argentine Government Bonds, upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, as an inducement and condition to the entrance of the Sellers into this Agreement, as of the Amendment Date, the Sellers entered into on the Original Signing Date certain other agreements in connection with this Agreement, with the Purchaser, Affiliates of the Purchaser and the Los W Parties, including the Shareholder Release, the Original Waiver and Deed of Adherence, each as defined below;

WHEREAS, the Purchaser and Sellers have amended the Agreement by Amendment No. 1 on August 11, 2014, by Amendment No. 2 on September 1, 2014 and by Amendment No. 3 dated September 28, 2014;

WHEREAS, on October 24, 2014, Purchaser and Sellers and TAR agreed to amend and restate the Agreement with effect as of the Original Signing Date; and

WHEREAS, in connection with the execution of this amended and restated Agreement, and as an inducement and condition to the entrance of the Sellers into this amended and restated Agreement, the Sellers, the Purchaser and the Los W Parties have entered into certain other agreements including the Waiver (which amends the terms of the Original Waiver) and the Purchaser Release.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth in this Agreement, for good and valuable consideration and intending to be legally bound hereby, the Purchaser and the Sellers agree that the Agreement is hereby amended and restated to read in its entirety as follows:

ARTICLE 1
DEFINITIONS AND INTERPRETATION

Section 1.01. Definitions.  Except as otherwise expressly provided or unless the context clearly requires otherwise, when used in this Agreement the following capitalized terms have the meaning ascribed to them below:

“Action” shall mean any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Entity.

“Adequate Purchaser” shall have the meaning set forth in Section 8.03(ii).

“Additional Collateral” shall have the meaning set forth in Section 8.05(a).

“Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under the Exchange Act; provided that no TEO Company other than TAR, Sofora, and Nortel shall be considered an Affiliate of any Seller.

“Aggregate Threshold” shall have the meaning set forth in Section 9.02(a)(ii).

“Agreement” shall have the meaning set forth in the preamble hereto.

“Antitrust Approval” shall mean a written authorization issued by the SIC, with the prior opinion of the CNDC, or by the Antitrust Enforcing Authority stating that the consummation of the sale of the Majority Sofora Shares is in accordance with the Antitrust Statutes.

“Antitrust Enforcing Authority” shall mean the enforcing authority of the Antitrust Statutes, appointed under the terms of Section 17 of the Argentine Antitrust Act (Law 25,156, as amended, modified or supplemented from time to time).

“Antitrust Statutes” shall mean the Argentine Antitrust Act (Law 25,156, as amended, modified or supplemented from time to time) and its related decrees, resolutions and statutes, including the Compromises.

“Amendment Date” shall have the meaning set forth in the preamble hereto.

“Appointed Call Purchaser” shall have the meaning set forth in Section 8.04(c).

“Argentine Companies Act” shall mean the Argentine Companies Act (Law 19,550, as amended, modified or supplemented from time to time).

“Argentine Government Bonds” a number of 1.75% BONAD 2016  with an aggregate purchase price for purchase on the Mercado Abierto Electrónico in Buenos Aires equal to (x) Pesos 102,394,000 less (y) the reasonable and documented costs of the purchase and transfer and delivery thereof in accordance with Section 3.04.

“Assignable Dividend” shall mean, in respect of dividend that has been declared by  Sofora where the pro rata part of such Sofora dividend has been actually paid in Pesos to each shareholder of Sofora other than the Sellers within the 3 months prior to the Closing, that part of such dividend that (i) is owed to the Sellers or their Affiliates (other than the TEO Companies) as of the Closing (ii) would constitute Non-Permitted Dividend Amount if Paid or Payable, and (iii) has not been Paid as of the Closing and is not Payable as of the Closing (and for the avoidance of doubt, no deduction from the Sofora Purchase Price has been made in respect thereof).

“Blocked Person” shall have the meaning set forth in Section 4.11.

“Bona Fide Financing” shall mean indebtedness for borrowed money incurred by the Purchaser, either of the Sellers or their respective Affiliates with a bona fide third party that is negotiated at an arms’-length basis, including in the form of repurchase transactions, and which may or may not be secured, that does not result in such third party taking direct or indirect equity risk in respect of the Shares or the interests in the TEO Companies represented thereby and that does not involve the transfer, directly or indirectly, of Financing Proceeds to the Purchaser or its Affiliates (in the context of a restriction on the Purchaser) or to the Sellers or their Affiliates (in the context of a restriction on the Sellers), in excess of the Floor Amount (or the applicable pro rata portion thereof).  A “Bona Fide Financing” shall not include an equity swap, collar, forward, option or any combination of the foregoing (except those embedded in indebtedness for borrowed money or repurchase transactions).

“Business Day(s)” means any day other than Saturday or Sunday, or any day in which banking institutions in the City of New York, Rome, Italy or Amsterdam, The Netherlands or the Governmental Entities in Argentina are authorized or required by Law, regulation or executive order, to remain closed.

“Business Material Adverse Effect” shall mean any material adverse effect on the business, assets, liabilities, results of operations or financial condition of the TEO Companies taken as a whole, in each case other than as a result of: (a) general economic, political or business conditions or changes thereto in any region, country or industry in which any TEO Company operates; (b) changes, events or effects generally affecting the industry or industries in which any TEO Company operates; (c) any change, event or effect resulting from or associated with any natural disaster (including without limitation any weather-related event), act of war, armed hostilities or terrorism; (d) changes in commodity, credit, securities or financial markets, including currency exchange rates or interest rates including any devaluation of the Peso; (e) changes after the Original Signing Date in applicable Laws or regulations or the interpretation or implementation thereof (except those changes the effect of which would result in an expropriation without fair compensation); (f) changes after the Original Signing Date in IFRS, local

GAAP or the regulatory accounting requirements applicable to any industry or industries in which any TEO Company operates, as applicable, or the interpretation thereof; (g) any fact, matter or circumstance disclosed in the TEO Companies Disclosure Documents, (h) the announcement or consummation of the transactions contemplated by this Agreement; (i) any failure by any Person to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period; or (j) any action taken (or omitted to be taken) at the request of the Purchaser or that is required or expressly permitted to be taken pursuant to this Agreement; provided that in the case of clauses (a) through (c) and (e) above,  that such conditions, changes, events or effects do not have a materially disproportionate effect on the TEO Companies taken as a whole relative to comparable businesses in the same industry and geographic location.

“Call Option Closing” shall have the meaning set forth in Section 8.04(c).

“Call Option Notice” shall have the meaning set forth in Section 8.04(d).

“Capital Gains Tax” shall have the meaning set forth in Section 6.13.

“Closing” shall have the meaning set forth in Section 3.03.

“Closing Date” shall have the meaning set forth in Section 3.03.

“Compromises” shall mean the agreements entered into by (i) Telefónica S.A., Assicurazioni Generali S.p.A., Intesa San Paolo S.p.A., Mediobanca-Banca di Credito Finanziario S.p.A., Telco S.p.A.,  and as Intervening Parties TI, TII, Sofora, Nortel, TEO, TP, Telefónica de Argentina S.A. and Telefónica Móviles  Argentina S.A. with the Argentine Government, as reflected in Resolution Nbr. 148/210 of the Argentine Secretario de Politica Económica of the Argentine Ministerio de Economía y Finanzas Públicas and Dictamen of the CNDC Nbr. 835/10; and (ii)  TI , TII, W de Argentina - Inversiones SL, WAI Investment I LLC, WAI Inverstment II LLC, as reflected in Resolution Nbr. 149/2010 , of the Argentine Secretario de Politica Económica of the Argentine Ministerio de Economía y Finanzas Públicas.

“CNC” shall mean the Argentine Comisión Nacional de Comunicaciones.

“CNDC” shall mean the Argentine Comisión Nacional de Defensa de la Competencia.

“Company Warranties” shall have the meaning set forth in Section 9.01.

“Consideration” shall have the meaning set forth in Section 6.13(c).

“control” shall have the meaning set forth in Rule 12b-2 promulgated under the Exchange Act.

“Decision Date” shall have the meaning set forth in Section 8.03(b).

“D&O Insurance” shall have the meaning set forth in Section 6.11(c).

“D&O Indemnitees” shall have the meaning set forth in Section 6.11(a).

“Deed of Adherence” shall mean the deed of adherence required to be delivered pursuant to the terms of the Shareholders Agreement, executed by each of the Parties and the Los W Parties and effective as of the Interim Transfer Date, attached hereto as Exhibit I.

“Designated Bank Account” shall have the meaning set forth in Section 3.04(c)(ii)(A).

“Designated Closing Bank Account” shall have the meaning set forth in Section 3.03(b)(ii)(A).

“Director Release” shall have the meaning set forth in Section 6.06(a).

“Disclosed Affiliate Transactions” shall have the meaning set forth in Section 4.10(c).

 “Drag Along Right” shall have the meaning set forth in Section 8.05(c).

“Drag Notice” shall have the meaning set forth in Section 8.05(c).

“Eligible Bonds” means the Republic of Argentina Boden 2015, or if such bond ceases to be outstanding or denominated and payable in US Dollars at the time of determination, Bonar 2017 or, if both such bonds to be outstanding or denominated and payable in U.S. dollars at the time of determination, the Republic of Argentina Bonar 2024.

“Encumbrances” shall mean, with respect to the Shares, any and all liens (including tax liens), charges, security interests, options, mortgages, pledges, proxies, voting trusts or agreements, reversions, reverters, restrictive covenants, or restriction on the title, transfer, use, voting, receipt of income or other exercise of any attributes of ownership of any nature whatsoever, other than those that may have been created by or pursuant to this Agreement or any other Transaction Document the Shareholders Agreement, Letter of Undertaking or any pending proceedings under the Antitrust Statutes as detailed in Exhibit D.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, modified or supplemented from time to time.

“Excluded Third Party Offer” shall have the meaning set forth in Section 6.02.

“Final Date” means the five (5) year anniversary of the Interim Transfer Date.

“Final Unwind” shall have the meaning set forth in Section 8.05(f).

“Final Unwind Liquidation Amount” shall mean US$175,000,000.

“Financing Proceeds” shall mean loan or foreclosure proceeds, purchase price, premium, strike price, settlement or termination amounts or other similar proceeds.

“Floor Amount” shall have the meaning set forth in Section 6.13(a).

“Floor Price” shall have the meaning set forth in Section 8.05(e)(i).

“Fundamental Warranties” shall have the meaning set forth in Section 9.01.

“Governmental Entity” shall mean any supra-national, national, state, municipal, provincial or local government (including any sub-division, court, administrative agency, commission, or other authority thereof or arbitral body) or any self-regulatory agency.

“Governmental Order” shall mean any order, writ, judgment, decree, stipulation, determination or award entered by or with any Governmental Entity.

“ICC” shall have the meaning set forth in Section 10.08.

“Implied Valuation” shall mean the implicit exchange rate of the Peso to the US Dollar that results from dividing the last price recorded on the last available trading day before the date the Non-Permitted Dividend Amount has been received by the Sellers of the Eligible Bonds in Pesos at the Mercado Abierto Electrónico in Buenos Aires by the last price of such same securities for US Dollars in the over-the-counter market for USD bonds in New York, both prices as informed by Bloomberg.

“Indemnified Party” shall have the meaning set forth in Section 9.03(a).

“Indemnifying Party” shall have the meaning set forth in Section 9.03(a).

“Interim Purchase Price” shall mean US$215,697,826.

“Interim Transfer Date” shall have the meaning set forth in Section 3.04(a).

“Investment” shall have the meaning set forth in Section 6.01(b)(iv)(C).

“Knowledge” shall mean, in respect of any Seller, (i) in the case of a matter related to TEO or Nortel, to the actual knowledge of the directors of TEO or Nortel appointed by any Seller or Sellers that are as of the relevant date employees of any Seller, and (ii) in the case of a matter related to Sofora or TAR, to the actual knowledge of the directors of Sofora or TAR, as applicable, appointed by any Seller or Sellers that are as of the relevant date  of any Seller, after reasonable inquiry.

“Law” shall mean any statute, law (including common law), subordinate legislation, constitutional provision, code, regulation, ordinance, instrument, bylaw, rule, judgment, decision, order, writ, injunction, decree, permit, concession, grant, directive, binding guideline or policy, requirement of, or other governmental restriction of or determination by, any Governmental Entity or any official interpretation of any of the foregoing by any Governmental Entity.

“Letter of Undertaking” shall mean the letter dated March 29, 2012, executed by TAR, addressed to and accepted by TI, TII, and the Los W Parties in relation to the Shareholders Agreement.

“Liquidation Avoidance Contribution” shall mean any contribution to the capital of a TEO Company that is (1) open to subscription by all shareholders of such TEO Company, (2) if a contribution to the capital of TEO, subscribed by Nortel in an amount that would avoid the dilution of Nortel’s equity interest in TEO or if a contribution to the capital of Nortel, subscribed by Sofora in an amount that would avoid the dilution of Sofora’s equity interest in Nortel, (3) required under Argentine Law, and in the amount required by such Law, to avoid the legally-mandated dissolution of such TEO Company.

“Los W” shall mean W de Argentina − Inversiones S.L., a company organized and existing under the laws of the Kingdom of Spain.

“Los W Controlling Shareholders” shall mean Messrs. Daniel Werthein, Adrian Werthein, Gerardo Werthein and Dario Werthein.

“Los W Guarantor Company” shall mean Los W S.A., a company duly organized and existing under the laws of Argentina and the guarantor company of Los W.

“Los W Parties” shall mean Los W, Los W Controlling Shareholders and the Los W Guarantor Company.

“Losses” shall mean any and all losses, damages, costs and expenses (including reasonable attorney’s fees, costs and other reasonable out-of-pocket expenses incurred in connection with the enforcement of any rights under this Agreement), excluding those that are consequential, special, indirect or punitive and damages for lost profits except to the extent awarded against an Indemnified Party in connection with a Third Party Claim.

“Majority Sale” shall have the meaning set forth in Section 3.01.

“Majority Sofora Shares” shall mean 142,903,150 common shares issued by Sofora and held by TI and 81,344,870 common shares issued by Sofora and held by TII, collectively.

“Minimum Purchase Price” shall mean US$630,593,478 minus an amount, if any, equivalent to any Non-Permitted Dividend Amount after the Interim Transfer Date and prior to the earlier of the Closing and the Final Date.

“Minority Call Option” shall have the meaning set forth in Section 8.04(c).

“Minority Call Price” shall mean a price equal to the fair market value of the Sofora Shares, calculated in accordance with Schedule VII hereto and applied pro rata to the Minority Sofora Shares.

“Minority Purchase Price” shall have the meaning set forth in Section 3.04(b).

“Minority Sale” shall have the meaning set forth in Section 3.04(a).

“Minority Sofora Pledge” shall mean the pledge, substantially in the form of Exhibit J hereto, or an alternative arrangement reasonably satisfactory to the Sellers, to secure Purchaser’s obligations to deliver the Minority Sofora Shares upon exercise of the Minority Call Option.

“Minority Sofora Shares” shall mean 74,749,340 common shares issued by Sofora and held by TII.

“Non-Permitted Dividend Amount” shall mean:

(i) on or prior to the Interim Transfer Date, an amount, if any, paid by any of the TEO Companies to any Seller or their respective Affiliates (other than a TEO Company) and effectively received by any such Person in US Dollars outside of Argentina, as a dividend or other distribution with respect to the Sofora Shares declared and paid after the Original Signing Date and on or prior to the Interim Transfer Date, other than any distribution of the Permitted 2012 Seller Dividend Amount (whether or not such Permitted 2012 Seller Dividend Amount is converted to any other currency prior to such distribution); and

(ii) after the Interim Transfer Date and prior to the earlier of the Closing or the Final Date, an amount in US Dollars equal to the amount, if any, that, after the Interim Transfer Date and prior to the earlier of the Closing or the Final Date, without duplication (A) has been Paid or (B) if it has not been Paid, is Payable, in each case by Sofora to any Seller or their respective Affiliates (other than a TEO Company) as a dividend or other distribution with respect to the Majority Sofora Shares, only to the extent that such amount in US Dollars in any calendar year exceeds the Permitted Annual Dividend.

; provided that any dividend or other distribution with respect to the Majority Sofora Shares shall be considered “Paid” to the extent such dividend or other distribution,

(i) has been effectively received in US Dollars by the Sellers or their respective Affiliates (other than the TEO Companies) outside of Argentina; or

(ii) is actually paid in Pesos to the Sellers or their respective Affiliates (other than the TEO Companies), in which case the amount that shall be considered Paid will be equal to the amount in US Dollars that would result from converting the amount of Pesos so Paid into US Dollars at the Implied Valuation as of the date of which the dividends are actually paid in Pesos.

; provided further that any dividend or other distribution with respect to the Majority Sofora Shares shall be considered “Payable” if (i) the pro rata part of such Sofora dividend has been actually paid in Pesos to the each shareholder of Sofora other than the Sellers and such Sofora dividend is owed to the Sellers but has not been actually paid to the Sellers or their respective Affiliates (other than the TEO Companies) and (ii) three months has passed since the pro rata part of such Sofora dividend was paid in Pesos to all of the shareholders of Sofora other than the Sellers (the date on which such three month period expires, the “Deemed Payment Date”).  The amount that shall be considered Payable will be equal to the amount in US Dollars that would result from converting the amount of Pesos that are Payable into US Dollars at the Implied Valuation as of Deemed Payment Date.

“Nortel” shall mean Nortel Inversora S.A., a sociedad anónina duly organized  and existing under the laws of the Republic of Argentina.

“Nortel ADSs” shall mean 2,351,752 American Depositary Shares representing Preferred B shares issued by Nortel and that were held as of the Original Signing Date by TAR.

“Note Pledge Agreement” means the pledge agreement to be entered into by the Purchaser on the Interim Transfer Date, pursuant to which the Purchaser will grant to the Sellers a pledge over collateral initially having a nominal value of US$600,593,478, in accordance with the terms thereof.

“OFAC” shall have the meaning set forth in Section 4.11.

“OFAC Listed Person” shall have the meaning set forth in Section 4.11.

“Official” shall have the meaning set forth in Section 6.18.

“OPA” shall have the meaning set forth in Section 6.19.

 “Original Signing Date” shall have the meaning set forth in the preamble to this Agreement.

“Original Waiver” means the waiver executed by the Los W Parties as of the Original Signing Date.

“Outside Date” shall have the meaning set forth in Section 6.02.

“Party” shall mean the Purchaser, TI or TII, in each case as the context requires.

“Permitted 2012 Seller Dividend Amount” shall mean the amount in Pesos of the Permitted TEO Dividend Amount that is attributable to the direct or indirect ownership interests in TEO pursuant to the terms of the Shares at the Original Signing Date.

“Permitted Annual Dividend” means an amount of US$20,000,000 per calendar year.

“Permitted TEO Dividend Amount” shall mean an amount of Pesos 1,000,000,000 from the net income of 2012 that has been reserved for payment of future dividends by the shareholders of TEO but in respect of which no dividend has been declared or paid prior to the Original Signing Date.

“Person” shall mean a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

“Pesos” means the lawful currency of the Republic of Argentina.

“Post –Closing Period” shall have the meaning set forth in Section 6.13(a).

“Potential Contributor” shall have the meaning set forth in Section 9.06.

“Purchase Price” shall mean US$875,000,000.

“Purchaser” shall have the meaning set forth in the preamble to this Agreement; provided that if a Substitute Purchaser is designated in accordance with Section 10.10, the Substitute Purchaser shall thereafter be the Purchaser hereunder.

“Purchaser Custodial Institution” shall have the meaning set forth in Section 3.04.

“Purchaser Indemnified Parties” shall have the meaning set forth in Section 9.02(a).

“Purchaser Release” shall mean the release, attached as Exhibit M, executed by the Purchaser on the Amendment Date, releasing the Sellers, effective as of the Interim Transfer Date, from any and all present, future or past claims of the Purchaser and its Affiliates related to the Sellers’ management and operation of Sofora and each other TEO Company in the Sellers’ capacity as shareholders of Sofora; provided that no release is given in respect of any claim arising pursuant to or under the terms of this Agreement.

“Purchaser Warranties” shall have the meaning set forth in Section 9.01.

“Qualifying Offer” shall have the meaning set out in Section 8.05(b).

“Regulatory Approval” shall mean the written authorization issued by the CNC and the Secom authorizing the Majority Sale, including the change of control of TEO and TP.

“Resigning Directors” shall have the meaning set forth in Section 6.06(a).

“Restricted Period” shall have the meaning set forth in Section 6.09(a).

“Sales” shall have the meaning set forth in Section 3.04(a).

“SEC” shall mean the U.S. Securities Exchange Commission.

“Secom” shall mean the Argentine Secretaría de Comunicaciones.

“Second Phase Actions” shall mean any action described in Section 8.03, Section 8.04, Section 8.05 or Section 8.06.

“Securities Act” shall mean the Securities Act of 1933, as amended, modified or supplemented from time to time.

“Sellers” shall have the meaning set forth in the preamble to this Agreement.

“Seller Indemnified Parties” shall have the meaning set forth in Section 9.02(b).

“Seller Release” shall have the meaning set forth in Section 6.07.

“Seller Released Parties” shall have the meaning set forth in the Seller Release.

“Shares” shall mean the Sofora Shares and the TAR-Owned Shares.

“Shareholders Agreement” shall mean the 2010 Amended and Restated Shareholders’ Agreement between TI, TII, and the Los W Parties dated August 5, 2010, as amended further on October 13, 2010 and on March 9, 2011 and as may be amended, modified or supplemented from time to time.

“Shareholder Release” shall mean the release attached hereto as Exhibit G.

“SIC” shall mean the Argentine Secretaría de Comercio Interior.

“Sofora” shall mean Sofora Telecomunicaciones S.A. a company duly organized and existing under the laws of the Republic of Argentina.

“Sofora Balance Sheet” shall have the meaning set forth in Section 4.07(b).

“Sofora Debt” shall have the meaning set forth in Section 4.10(b).

“Sofora Debt Amount” shall mean on any date, an amount equal to US$476,000 in principal, plus the accrued and unpaid interest thereon as of such date.

“Sofora Debt Certificate” shall have the meaning set forth in Section 3.03(b)(i)(J).

“Sofora Purchase Price” shall have the meaning set forth in Section 3.02.

“Sofora Shares” shall mean the Minority Sofora Shares and the Majority Sofora Shares, collectively.

“Sofora Warranties” shall have the meaning set forth in Section 9.01.

“Special Minority Call Price” shall mean a price equal to the higher of (x) the fair market value of the Sofora Shares, calculated in accordance with Schedule VII hereto and applied pro rata to the Minority Sofora Shares and (y) the Minority Purchase Price paid by the Purchaser on the Interim Transfer Date minus US$15,500,000.

“Spectrum Auctions” have the meaning set forth in Section 6.05(c).

“Substitute Purchaser” shall have the meaning set forth in Section 10.10.

“Tag Along Right” shall have the meaning set forth in Section 8.05(d).

“TAR” shall have the meaning set forth in the preamble to this Agreement.

“TAR Debt” shall mean, from time to time, the debt outstanding under the loan agreement dated October 25, 2011 between TAR as borrower and BBVA Banco Frances S.A. as Lender, as amended, supplemented or modified from time to time.

“TAR Debt Waiver” shall mean a waiver from the lender under the TAR Debt in a form reasonably satisfactory to the Sellers of any default or event of default that would occur as a result of the sale and transfer of the TAR-Owned Shares in accordance with this Agreement.

“TAR Purchase Price” shall mean US$108,708,696, allocated as set out in Schedule VI.

“TAR-Owned Shares” shall mean the TEO Shares and the Nortel ADSs.

“TAR Transfer Date” shall have the meaning set forth in Section 2.01.

“Tax” shall mean all forms of taxation (other than deferred tax) and statutory, governmental, state, provincial, local governmental or municipal impositions, duties, contributions and levies and whether levied by reference to income, profits, gains, net wealth, asset values, turnover, added value or otherwise and shall further include payments in respect of or on account of Tax, whenever and wherever imposed and whether chargeable directly or primarily against or attributable directly or primarily to a company or any other person and all penalties, charges, costs and interest relating thereto.

“TEO” shall mean Telecom Argentina S.A. a company duly organized and existing under the laws of the Republic of Argentina.

“TEO Companies” shall mean any of TEO and its subsidiaries and Sofora and Nortel.

“TEO Company Disclosure Document” shall mean any publicly disclosed reports, schedules, forms, statements, prospectuses, registration statements and other documents, including any reports filed on Forms 20-F and 6-K, publicly disclosed, by filing or furnishing such document with the SEC, by any TEO Company or any Seller with respect to any TEO Company, together with any exhibits and schedules thereto and other information incorporated therein.

“TEO Shares” shall mean 15,533,834 Class B shares issued by TEO and that were held as of the Original Signing Date by TAR.

“Termination Date” shall have the meaning set forth in Section 8.02(b)(ii).

 “Termination of Closing Obligation Event” shall have the meaning set forth in Section 8.01.

 “Third Party Claim” shall have the meaning set forth in Section 9.03(a).

“Third Party Closing Date” shall have the meaning set forth in Section 8.05(c).

“Third Party Offer” shall have the meaning set forth in Section 6.02.

“Third Party Purchase Price” shall have the meaning set forth in Section 8.05(b).

“Third Party Sale” shall have the meaning set forth in Section 8.03(ii).

“Third Party Sale Option” shall have the meaning set forth in  Section 8.03(ii).

“TI” shall have the meaning set forth in the preamble to this Agreement.

“TII” shall have the meaning set forth in the preamble to this Agreement.

“TP” shall mean Telecom Personal S.A. a company duly organized and existing under the laws of the Republic of Argentina.

“Transaction Documents” shall mean this Agreement, the Waiver, the Seller Release, the Shareholder Release, the Purchaser Release, the Deed of Adherence, the Note Pledge Agreement, and the Minority Sofora Pledge.

“Transfer” shall have the meaning set forth in Section 6.13(a)

“Unwind Option” shall have the meaning set forth in Section 8.03(i).

“US$” or “USD” or “US Dollar” shall mean the currency of the United States of America.

“Waiver” shall mean the amended waiver and agreement executed by the Los W Parties on the Amendment Date (as amended or supplemented from time to time) to facilitate the consummation of the transactions contemplated by this amended and restated Agreement (including the Sales and any Second Phase Actions), including a waiver of their first refusal and tag along rights as well as agreement to any transfer pursuant hereto of the Minority Sofora Shares and the Majority Sofora Shares to the Purchaser, a Substitute Purchaser and in any Third Party Sale or pursuant to the Minority Call Option, the Tag Along Right or the Drag Along Right and to the execution of the Minority Sofora Pledge under the Shareholders Agreement and Sofora’s bylaws, a copy of which is attached as Exhibit A.

Section 1.02. Interpretation.  In construing this Agreement, unless otherwise specified:

(a)  References to Schedules, Exhibits, Sections and paragraphs are to the Schedules and Exhibits to and Sections of this Agreement and to paragraphs of the relevant Schedule or Exhibit. The Schedules and Exhibits form part of this Agreement;

(b)  Use of any gender includes the other genders and references to the singular include the plural and vice versa;

(c)  A reference to any statute or statutory provision shall be construed as a reference to the same as has been or may from time to time be, amended, modified or re-enacted and to any subordinate legislation from time to time made under the relevant statute or statutory provision (as amended, modified or re-enacted);

(d)  A reference to any legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall in respect of any jurisdiction other than the State of New York be treated as a reference to any analogous term in that jurisdiction;

(e)  References to the words “include” and “including” are illustrative, do not limit the sense of the words preceding them and shall be deemed to include the expression “without limitation”;

(f)  An item shall be considered material relative to the Purchase Price if it represents an amount equal to at least five (5%) percent of such Purchase Price;

(g)  References to “writing” or “written” includes any non-transient means of representing or copy words legibly, including facsimile or electronic mail; and

(h)  In this Agreement, any undertaking by a Party not to do or to omit to do any act or thing includes an undertaking not to allow, cause or assist in the doing of or omission of such act or thing;

(i)  The words “hereof”, “herein”, “hereto”, “hereby” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified;

(j)  The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning; and

(k)  A reference to any Party to this Agreement or any other agreement or document shall include such party’s successors and permitted assigns.

(l)  References to the “ordinary course of business” with respect to any Person shall mean the ordinary course of business of such Person consistent with past practice.

ARTICLE 2
PURCHASE AND SALE OF THE TAR-OWNED SHARES

Section 2.01. Purchase and Sale of the TAR-Owned Shares.

As soon as practicable following the date that is fifteen (15) Business Days from the Original Signing Date, and in any event within three (3) Business Days of receipt of the TAR Debt Waiver or a determination by TAR not to require such TAR Debt Waiver notified to the Purchaser in writing, in each case after such fifteen (15) Business Day period (such date, the “TAR Transfer Date”):

(a)  TAR shall sell, convey, assign, transfer and deliver to the Purchaser and the Purchaser shall purchase and acquire from TAR, all (but not less than all) of TAR’s right, title and interest (whether legal or beneficial) in, to and under the TAR-Owned Shares, including without limitation all rights attaching to such TAR-Owned Shares, in each case free and clear of any Encumbrances.

(b)  In consideration for the TAR-Owned Shares, the Purchaser shall pay the TAR Purchase Price in US Dollars and by wire transfer of immediately available funds outside of Argentina.

(c)  On the TAR Transfer Date each of the following actions shall be deemed to be taken simultaneously and none of such actions shall be required to be taken unless all of such actions shall also have been taken:

(i)  TAR shall deliver to the Purchaser:

(A)  the Nortel ADSs, through the facilities of The Depository Trust Company or Euroclear, whichever is applicable;

(B)  an extract from the Caja de Valores S.A. evidencing the transfer of the TEO Shares to the Purchaser;

(C)  evidence, in a form and substance reasonably satisfactory to the Purchaser, (1) of the organization and good standing of TAR, (2) of the corporate authorization in the form of resolutions of the board of directors or the equivalent corporate body of TAR to transfer the TAR-Owned Shares as contemplated hereby and (3) certifying that the officers or managers that executed this Agreement and the other documents delivered hereunder on its behalf are duly authorized to do so;

(D)  A receipt for the TAR Purchase Price; and

(ii)  The Purchaser shall:

(A)  pay to TAR, in US Dollars and by wire transfer of immediately available funds to such account outside of Argentina as TAR shall designate in writing to the Purchaser not less than two (2) Business Days prior to the TAR Transfer Date, an amount equal to the TAR Purchase Price;

(B)  deliver to TAR evidence, in a form and substance reasonably satisfactory to TAR, (1) of the organization and good standing of the Purchaser, (2) of the corporate authorization in the form of resolutions of the board of managers or the equivalent corporate body of any such Person to enter purchase the TAR-Owned Shares as contemplated hereby and (3) certifying that the officers or managers that executed this Agreement and the other documents delivered hereunder on its behalf are duly authorized to do so.

Section 2.02. TAR Representations and Warranties.  TAR represents and warrants to the Purchaser that the statements made in this Section 2.02 are true and correct as of the Original Signing Date and the TAR Transfer Date:

(a)  Title to TAR-Owned Shares.  TAR is the record and beneficial owner of, and has good title to, all of the TAR-Owned Shares free and clear of any Encumbrances (subject, only prior to the TAR Transfer Date, to the TAR Debt). TAR will transfer such good title free and clear of Encumbrances to the Purchaser on the TAR Transfer Date.

(b)  Organization; Authority and Qualification.  TAR is duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation and has all requisite power and authority to enter into this Agreement, to carry out its obligations hereunder and hereunder and to consummate the transfer of the TAR-Owned Shares. The execution and delivery by TAR of the this Agreement, the performance by TAR of its obligations thereunder and the consummation by TAR of the transfer of the TAR-Owned Shares in accordance herewith have been duly authorized by all requisite action on the part of TAR and its stockholders or members, as applicable.

(c)  Binding Agreement.  The Agreement has been duly executed and delivered by TAR and, assuming due and valid authorization, execution and delivery by each other counterparty hereto, the Agreement constitutes a legal, valid and binding obligation of TAR, enforceable against TAR in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar Laws of general application affecting enforcement of creditors’ rights generally and (ii) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.

(d)  No Conflict or Default.  The execution, delivery and performance by TAR of the Agreement and the consummation of the transfer of the TAR-Owned

Shares in accordance herewith does not and will not (i) violate, conflict with or result in any breach of any provision of the certificate of incorporation or bylaws (or similar organizational documents) of TAR, (ii) except required filings with the SEC, notifications required pursuant to the Compromises, and compliance with the requirements of the relevant national securities exchanges, require TAR to make any filing with, obtain any permit, authorization, consent or approval from, or provide any notification to, any Governmental Entity, or (iii) violate any Law or Governmental Order applicable to TAR, excluding from the foregoing clauses (ii) and (iii) such violations, breaches or defaults which would not, individually or in the aggregate, materially impede TAR’s ability to consummate the transfer of the TAR-Owned Shares as contemplated herein.

Section 2.03. TAR Transfer Date.  The Parties acknowledge that the TAR Transfer Date occurred on December 10, 2013 in accordance with this Article 2 and the purchase and sale of the TAR-Owned Shares was completed on such date in accordance with this Article 2, and as of the Amendment Date the Parties have no further obligations or liabilities with respect to or arising from this Article 2.

ARTICLE 3
PURCHASE AND SALE OF THE SOFORA SHARES

Section 3.01. Purchase and Sale of the Majority Sofora Shares.  Subject to the consummation of the transactions contemplated by Section 3.04 below, on the terms and subject to the conditions of this Agreement, at the Closing, each Seller shall sell, convey, assign, transfer and deliver to the Purchaser and the Purchaser shall purchase and acquire from the Sellers all (but not less than all) of such Seller’s right, title and interest (whether legal or beneficial) in, to and under the Majority Sofora Shares, including without limitation all rights attaching to such Majority Sofora Shares and all rights in respect of or in connection with any irrevocable or revocable capital contributions made directly or indirectly by any Seller in the TEO Companies, in each case free and clear of any Encumbrances (the “Majority Sale”).

Section 3.02.   Purchase Price for the Majority Sofora Shares. In consideration for the Majority Sofora Shares and the purchase by the Purchaser of the Sofora Debt, the Purchaser shall pay to or as directed by the Sellers the Purchase Price minus an amount equal to the sum of (a) the TAR Purchase Price, (b) the Interim Purchase Price and (c) the Non-Permitted Dividend Amount for the period after the Interim Transfer Date and prior to the Closing Date (the “Sofora Purchase Price”) plus an amount equal to the lesser of (x) the amount set forth in the Sofora Debt Certificate and (y) the Sofora Debt Amount in accordance with Section 3.03(b)(ii)(A).

Section 3.03.   Closing.  (a) The closing of the purchase of the Majority Sofora Shares by the Purchaser or a Substitute Purchaser (the “Closing”) shall take place as soon as practicable and in any event unless otherwise agreed between the Parties within three (3) Business Days after the satisfaction or waiver (subject to applicable Law) of the conditions set forth in Section 7.02 (other than the conditions to be satisfied at Closing, but subject to their satisfaction) of this Agreement; provided that there shall be no obligation to proceed to Closing except as specified in Section 7.02  (the date on which the Closing occurs, the “Closing Date”), or at such other time and in such place as is agreed by the Parties.

(b)  At the Closing, the Parties shall take the following actions, each of which shall be deemed to be taken simultaneously and none of such actions taken by one Party shall be required to be taken unless all of such actions by the other Parties shall also have been taken:

(i)  The Sellers shall deliver or cause to be delivered to the Purchaser:

(A)  (1) an extract from the shareholder register of Sofora evidencing the transfer of the Majority Sofora Shares to the Purchaser and (2) the certificates representing the Majority Sofora Shares registered in the name of the Purchaser;

(B)  a duly executed instrument, substantially in the form attached as Exhibit C, notifying Sofora of the transfer of the Majority Sofora Shares to the Purchaser, and of the amount of any Permitted Annual Dividend remaining as an account payable to the Sellers as of the Closing Date, in accordance with the terms of Section 215 of the Argentine Companies Act;

(C)  evidence, in form and substance reasonably satisfactory to the Purchaser, of the designation of the Purchaser representatives to the extent required in accordance with Section 6.06(b);

(D)  a copy of the waiver of certain claims delivered to the President of the Republic of Argentina by the Sellers in October of 2010;

(E)  the executed Director Release and the letters of resignation of the Resigning Directors;

(F)  a receipt for the Sofora Purchase Price;

(G)  a duly executed certificate, in form and substance reasonably satisfactory to the Purchaser, certifying (1) the amount, if any, of the Non-Permitted Dividend Amount Paid or (to the extent not Paid) Payable after the Interim Transfer Date and on or prior to the Closing Date, (2) the amount, if any, of the Assignable Dividends and (3) that other than the foregoing or any Permitted Annual Dividend, no other dividends or other distributions in respect of any shares of such Seller’s capital stock in the TEO Companies has been Paid or is Payable to such Seller or its Affiliates (other than the TEO Companies) after the Interim Transfer Date and on or prior to the Closing Date;

(H)  evidence, in a form and substance reasonably satisfactory to the Purchaser, (1) of the organization and good standing of each of the Sellers, (2) of the corporate authorization in the form of resolutions of the board of directors of any such Seller to enter into and perform the transactions contemplated by any Transaction Document and any other document entered into on the Amendment Date or on the Original Signing Date in connection with the transactions contemplated by this Agreement, to which such Seller is a party and (3) certifying that the officers or managers that executed this Agreement any Transaction Document and any other document entered into on the Amendment Date or on the Original Signing Date in connection with the transactions contemplated by this Agreement on its behalf are duly authorized to do so;

(I)  if requested, evidence in form and substance reasonably satisfactory to the Purchaser that the right to receive any Assignable Dividends is assigned to the Purchaser from and as of the Closing; and

(J)  a certificate of an authorized officer of the Sellers (the “Sofora Debt Certificate”) setting out the principal amount plus accrued and unpaid interest outstanding as of the Closing Date to the credit of the Sellers under the Sofora Debt, and any documents reasonably required from the Sellers or Sofora to evidence the substitution of the Purchaser as creditor in place of the Sellers in respect of the Sofora Debt, in each case in accordance with Section 6.03.

(ii)  The Purchaser shall:

(A)  pay to the Sellers, in US Dollars and by wire transfer of immediately available funds to such account as the Sellers shall designate in writing to the Purchaser not less than two (2) Business Days prior to the Closing Date (each a “Designated Closing Bank Account”), an amount equal to the Sofora Purchase Price and an amount equal to the lesser of (x) the amount set forth in the Sofora Debt Certificate and (y) the Sofora Debt Amount; provided that each Designated Closing Bank Account shall be located outside of Argentina;

(B)  deliver to the Sellers any documents reasonably required from the Purchaser to evidence the substitution of the Purchaser as creditor in place of the Sellers in respect of the Sofora Debt, in accordance with Section 6.03; and

(C)  deliver to the Sellers evidence, in a form and substance reasonably satisfactory to the Sellers, (1) of the organization and good standing of the Purchaser and each Affiliate that is a party to any Transaction Document and any other document entered into on the Amendment Date or on the Original Signing Date in connection with the transactions contemplated by this Agreement, (2) of the corporate authorization in the form of resolutions of the board of managers or the equivalent corporate body of any such Person to enter into and perform the transactions contemplated by any such Transaction Document and any other document entered into on the Amendment Date or on the Original Signing Date in connection with the transactions contemplated by this Agreement and (3) certifying that the officers or managers that executed this Agreement, any Transaction Document and any other document entered into on the Amendment Date or on the Original Signing Date in connection with the transactions contemplated by this Agreement on its behalf are duly authorized to do so.

Section 3.04.   Purchase and Sale of the Minority Sofora Shares.  (a) On the terms and subject to the conditions of this Agreement, as soon as practicable and in any event unless otherwise agreed between the Parties (x) within three (3) Business Days after the satisfaction or waiver (subject to applicable Law) of the applicable conditions set forth in Section 7.01 (other than the conditions to be satisfied at the Interim Transfer Date, but subject to their satisfaction) of this Agreement (the “Interim Transfer Date”), TII shall sell, convey, assign, transfer and deliver to the Purchaser and the Purchaser shall purchase and acquire from TII all (but not less than all) of such Seller’s right, title and interest (whether legal or beneficial) in, to and under the Minority Sofora Shares, including without limitation all rights attaching to such Minority Sofora Shares to the extent in accordance with the Compromises and all rights in respect of or in connection with any irrevocable or revocable capital contributions in the TEO Companies made directly or indirectly by TII in respect of those Minority Sofora Shares, free and clear of any Encumbrances (the “Minority Sale,” and together with the Majority Sale, the “Sales”) and (y) on the Interim Transfer Date or as soon as possible thereafter, the Sellers shall deliver (or shall cause to be delivered) to the Purchaser (or an international financial institution designated by the Purchaser in writing to the Sellers three (3) Business Days prior to the Interim Transfer Date, a “Purchaser Custodial Institution”) the Argentine Government Bonds, free and clear of any Encumbrances created by the action of any Seller or its Affiliates. The Purchaser undertakes not to exercise any right under the Shareholders Agreement or otherwise to designate or appoint any member of the board of directors or other corporate bodies of any TEO Company prior to the earlier of the Closing Date and the Outside Date.

(b)  On the Interim Transfer Date, in consideration for the Minority Sofora Shares and the Argentine Government Bonds, the Purchaser shall pay to or as directed by the Sellers an amount equal to the Interim Purchase Price, minus the Non-Permitted Dividend Amount for the period after the Original Signing Date and on or prior to the Interim Transfer Date (the “Minority Purchase Price”).

(c)  On the Interim Transfer Date, the Parties shall take the following actions, each of which shall be deemed to be taken simultaneously and none of such actions taken by one Party shall be required to be taken unless all of such actions by the other Parties shall also have been taken:

(i)  The Sellers shall deliver or cause to be delivered to the Purchaser:

(A)  (1) an extract from the shareholders register of Sofora evidencing the transfer of the Minority Sofora Shares to the Purchaser and (2) the certificates representing the Minority Sofora Shares registered in the name of the Purchaser;

(B)  a duly executed instrument, substantially in the form attached as Exhibit C, notifying Sofora of the transfer of the Minority Sofora Shares to the Purchaser in accordance with the terms of Section 215 of the Argentine Companies Act;

(C)  a receipt for the Minority Purchase Price;

(D)  a duly executed certificate, in form and substance reasonably satisfactory to the Purchaser, certifying (1) the amount, if any of the Non-Permitted Dividend Amount effectively received by each Seller outside of Argentina as at the Interim Transfer Date; and (2) that other than the foregoing or any Permitted 2012 Seller Dividend Amount, no other dividends or other distributions in respect of any shares of such Seller’s capital stock in the TEO Companies has been Paid or is Payable to such Seller or its Affiliates (other than the TEO Companies) after the Original Signing Date and on or prior to the Interim Transfer Date;

(E)  evidence, in a form and substance reasonably satisfactory to the Purchaser, (1) of the organization and good standing of TII, (2) of the corporate authorization in the form of resolutions of the board of directors of any such Seller to enter into and perform the transactions contemplated by any Transaction Document and any other document entered into on the Amendment Date or on the Original Signing Date in connection with the transactions contemplated by this Agreement to which such Seller is a party and (3) certifying that the officers or managers that executed this Agreement, any Transaction Document and any other documents entered into on the Amendment Date or on the Original Signing Date in connection with the transactions contemplated by this Agreement on its behalf are duly authorized to do so; and

(F)  a duly executed counterpart of the Note Pledge Agreement.

(ii)  The Purchaser shall:

(A)     pay to the Sellers, in US Dollars and by wire transfer of immediately available funds to such account as the Sellers shall designate in writing to the Purchaser not less than two (2) Business Days prior to the Interim Transfer Date (each a “Designated Bank Account”), an amount equal to the Minority Purchase Price; provided that each Designated Bank Account shall be located outside of Argentina;

(B)  deliver to the Sellers evidence, in a form and substance reasonably satisfactory to the Sellers, (1) of the organization and good standing of the Purchaser and each Affiliate that is a party to any Transaction Document and any other document entered into on the Amendment Date or on the Original Signing Date in connection with the transactions contemplated by this Agreement, (2) of the corporate authorization in the form of resolutions of the board of managers or the equivalent corporate body of any such Person to enter into and perform the transactions contemplated by any such Transaction Document and any other document entered into on the Amendment Date or on the Original Signing Date in connection with the transactions contemplated by this Agreement and (3) certifying that the officers or managers that executed this Agreement, any Transaction Document and any other document entered into on the Amendment Date or on the Original Signing Date in connection with the transactions contemplated by this Agreement on its behalf are duly authorized to do so;

(C)  execute the Deed of Adherence in connection with the Shareholders Agreement and become a party thereto; and

(D)  execute and deliver to the Sellers the Note Pledge Agreement.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

The Sellers, jointly and severally, represent and warrant to the Purchaser that all statements made in this Article 4 are true and correct as of the Amendment Date (or, if made as of another date, as of such date):

Section 4.01. Duly Issued; No Preemptive Rights.  The Minority Sofora Shares (on the Interim Transfer Date) and the Majority Sofora Shares (on the Closing Date) are duly authorized, validly issued, fully paid and non-assessable. There are no outstanding obligations, options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any kind to which any of the Sellers or any of their respective Affiliates is a party or by which any of them is bound, other than as set out in the bylaws of Sofora effective as of the Amendment Date, the Shareholders Agreement, the Letter of Undertaking and this Agreement or the other Transaction Documents, obligating the Sellers or their respective Affiliates to (a) deliver or sell, or refrain from delivering or selling any of the Sofora Shares, or to grant, extend or enter into any such option, right or agreement to deliver or sell such Sofora Shares, or (b) vote, or to refrain from voting, any of the Sofora Shares.  There are no outstanding obligations, options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any kind to which any of the Sellers or any of their respective Affiliates is a party other than this Agreement or the other Transaction Documents obligating the Sellers or their respective Affiliates to deliver or sell, or refrain from delivering or selling any of the Argentine Government Bonds, or to grant, extend or enter into any such option, right or agreement to deliver or sell such Argentine Government Bonds. On the Closing Date, (i) the Majority Sofora Shares represent 100% of the direct or indirect ownership interest of the Sellers in the TEO Companies and represent 51.00% of the outstanding common shares of Sofora, (ii) Sofora is the direct holder of 100% of the common shares of voting stock of Nortel, free and clear of any Encumbrances and (iii) Nortel is the direct holder of at least 502,034,299 of the class A ordinary shares of TEO and 36,832,408 of the class B ordinary shares of TEO, free and clear of any Encumbrances, which represent at least 51% of the capital stock of TEO.

Section 4.02. Title to Sofora Shares.  Each Seller is the record and beneficial owner of, and has good title to, (i) as of the Amendment Date and as of the Interim Transfer Date, the Minority Sofora Shares listed as belonging to such Seller under the definition of “Minority Sofora Shares” hereunder and (ii) as of the Amendment Date and as of the Closing Date, the Majority Sofora Shares listed as belonging to such Seller under the definition of “Majority Sofora Shares” hereunder, in each case free and clear of any Encumbrances. Each Seller will transfer or will cause its Affiliates to transfer such good title free and clear of Encumbrances to the Purchaser at the Interim Transfer Date or on the Closing Date, as applicable.

Section 4.03. Organization; Authority and Qualification.  Each Seller is duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation and has all requisite power and authority to enter into this Agreement and each other Transaction Document to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the Sales. The execution and delivery by the Sellers of this Agreement and the other Transaction Documents to which Sellers are party, the performance by the Sellers of their obligations hereunder and thereunder and the consummation by the Sellers of the Sales have been duly authorized by all requisite action on the part of the Sellers and their stockholders or members, as applicable.

Section 4.04. Binding Agreement.  This Agreement and each other Transaction Document to which any Seller is a party has been duly executed and delivered by the Sellers and, assuming due and valid authorization, execution and delivery by the Purchaser and each other counterparty thereto, this Agreement and each such other Transaction Document constitutes a legal, valid and binding obligation of the Sellers, enforceable against the Sellers in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar Laws of general application affecting enforcement of creditors’ rights generally and (b) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.

Section 4.05. No Conflict or Default.  The execution, delivery and performance by each of the Sellers of this Agreement and each other Transaction Document to which it is a party and the consummation of the Sales by each of the Sellers does not and will not: (i) violate, conflict with or result in any breach of any provision of the certificate of incorporation or bylaws (or similar organizational documents) of any of the Sellers, (ii) except for the Regulatory Approval and the Antitrust Approval, required filings with the

SEC, notifications required pursuant to the Compromises, and compliance with the requirements of the relevant national securities exchanges, require any Seller to make any filing with, obtain any permit, authorization, consent or approval from, or provide any notification to, any Governmental Entity, (iii) assuming the Waiver is in full force and effect, result in a violation or breach of, or, with or without due notice or lapse of time or both, constitute a default or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which any Seller is a party or by which any Seller’s shares or properties or assets may be bound, or (iv) violate any Law or Governmental Order applicable to any Seller, excluding from the foregoing clauses (ii), (iii) and (iv) such violations, breaches or defaults which would not, individually or in the aggregate, materially impede the Sellers’ ability to consummate the Sales.

Section 4.06. Capitalization; Ownership of the TEO Companies.  As of the Amendment Date:

(a)  The Sofora Shares represent 100% of the direct or indirect ownership interest of the Sellers in the TEO Companies.

(b)  The Sellers are the direct holders of 68.00% of the outstanding common shares of Sofora and 100% of the outstanding common shares of TAR.

(c)  Sofora is the direct holder of 5,330,400 common shares of voting stock of Nortel free and clear of any Encumbrances.  Such common shares of voting stock represent 100% of the outstanding common shares of voting stock of Nortel.  All of the common shares of voting stock of Nortel held by Sofora are duly authorized, validly issued, fully paid and non-assessable, and to the Sellers’ Knowledge there are no securities of Nortel that are convertible into or exchangeable for common shares of voting stock of Nortel, options or other rights to acquire from Nortel, or other obligation of Nortel to issue any common shares of voting stock or securities convertible into or exchangeable for common shares of voting stock of Nortel.

(d)  As of the Original Signing Date, TAR was the direct holder of 2,351,752 American Depositary Shares, representing 117,587.6 Series B preferred shares issued by Nortel, and such American Depositary Shares were held by TAR free and clear of any Encumbrances other than those arising in connection with the TAR Debt.

(e)  Nortel is the direct holder of 502,034,299 Class A ordinary shares and 36,832,408 Class B ordinary shares of TEO and of 24,000 common shares of voting stock of TP; as of the Original Signing Date, TAR is the holder of the TEO Shares, and all such shares are held by Nortel and TAR free and clear of any Encumbrances.

Section 4.07. Sofora.

(a)  Sofora is a holding company that engages in, and since December 31, 2013 has engaged in, no business or activities other than  in connection with holding the common shares of voting stock of Nortel described in Section 4.06(c) and the borrowing of the Sofora Debt.

(b)  The audited balance sheet of Sofora as of December 31, 2013, attached hereto as Schedule II (the “Sofora Balance Sheet”), fairly presents in all material respects, in conformity with IFRS or local GAAP, as applicable, applied on a consistent basis (except as may be indicated in the notes thereto), the financial position of Sofora as of the date thereof.

(c)  The Sellers have delivered to Purchaser true and correct copies of all of the agreements and other documents in respect of the Sofora Debt;

(d)  Other than as described on Schedule III, there are no liabilities of Sofora of any kind other than:  (i) liabilities disclosed and provided for in the Sofora Balance Sheet or in the notes thereto; (ii) liabilities incurred in the ordinary course of business since December 31, 2013 (which liabilities are not material to Sofora); and (iii) current accrued and unpaid interest under the Sofora Debt payable at the non-default rate in accordance with its terms and liabilities incurred in connection with the transactions contemplated hereby.

(e)  For avoidance of doubt, this Section 4.07 is not intended to, and shall not be deemed to, imply any representation or warranty as to the business, activity, financial position, liabilities or anything else with respect to any TEO Company other than Sofora, and no breach of any representation or warranty contained in this Section 4.07 may be asserted or claimed based upon any financial information relating to any TEO Company other than Sofora included in the Sofora Balance Sheet, or upon any liability of any TEO Company other than Sofora.

Section 4.08. No Claims Against the Republic of Argentina.  The Sellers have not initiated any claims or proceedings against the Republic of Argentina or any of its political or administrative subdivisions or offices on account of the breach by the Republic of Argentina of its obligations under the bilateral treaty for the promotion and protection of investments between the Republic of Argentina and the Republic of Italy or the bilateral treaty for the promotion and protection of investments between the Republic of Argentina and Holland, in each case in respect of the Shares or its participation in the ownership or management of the TEO Companies from October of 2010 through the Amendment Date.

Section 4.09. TEO and Nortel Disclosure; No Material Undisclosed Changes.  Since December 31, 2013, to the Knowledge of the Sellers, there has not been a Business Material Adverse Effect.  As of the Amendment Date and the Closing Date, none of the Sellers has Knowledge of (i) any untrue statement of a material fact contained in any TEO Company Disclosure Document filed or furnished after December 31, 2013 or (ii) any information that would be required to be disclosed in order for such TEO Company Disclosure Documents  to not omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading other than, in the case of the TEO Companies other than Sofora, financial results information relating to the period since June 30, 2014 which will be released in the ordinary course by such TEO Companies in accordance with past practice in the TEO Company Disclosure Documents. Since the Original Signing Date, to the Amendment Date, the Sellers have not taken any actions that would have resulted at such time in a material breach under Section 6.05(a) or 6.05(b) of this Agreement, as such provisions were in effect on the Original Signing Date.

Section 4.10. Affiliate Transactions; No Seller Claims.

(a)  The Sellers and, to the Sellers’ Knowledge, their controlled Affiliates (excluding all of the TEO Companies) have no pending proceedings, claims, suits or actions against Sofora, and the Sellers have no pending proceedings, claims, suits or actions against the other TEO Companies (in each case other than for payments required by existing contractual arrangements or otherwise in the ordinary course of business).

(b)  Other than the debt described on Schedule IV (the “Sofora Debt”), none of the TEO Companies are obligors or guarantors in respect of any indebtedness for borrowed money owed to the Sellers or their Affiliates (excluding all the TEO Companies).

(c)  Other than as described on Schedule V or as have been entered into in the ordinary course of business, there are no existing material contracts between any of the TEO Companies, on the one hand, and the Sellers and, to the Sellers’ Knowledge, their Affiliates (excluding all of the TEO Companies) on the other hand except for (i) the Shareholders Agreement and (ii) the Sofora Debt, (iii) the Cesion del derecho a percibir honorarios and (iv) the transactions disclosed in the TEO Company Disclosure Documents, including notes to the financial statements contained therein (collectively, the “Disclosed Affiliate Transactions”).

Section 4.11. Patriot Act Compliance.  None of the Sofora Shares have been reported as blocked assets to the Office of Foreign Assets Control, U.S. Department of Treasury (“OFAC”), pursuant to the OFAC reporting requirements (31 C.F.R. Section 501.603). None of the Sellers or TAR is a person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by OFAC (such person, an “OFAC Listed Person”) or is a department, agency or instrumentality of, or is otherwise controlled by or acting on or behalf of, directly or indirectly, (i) the government or any country that is the target of any of the several economic sanctions programs administered by OFAC (31 C.F.R. Parts 500 through 598), or (ii) any OFAC Listed Person (either of the entities described in (i) or (ii), a “Blocked Person”).

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Sellers that the statements made in this Article 5 are true and correct as of the Amendment Date (or, if made as of another date, as of such date).

Section 5.01. Organization; Authority and Qualification.  The Purchaser is duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation and has all requisite power and authority to enter into this Agreement and each other Transaction Document to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the Sales. The Purchaser is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed or qualified or in good standing would not, individually or in the aggregate, have a material adverse effect on the Purchaser’s ability to perform their obligations under this Agreement and each other Transaction Document to which it is a party and to consummate the Sales.  The execution and delivery of this Agreement by the Purchaser, the performance by the Purchaser of its obligations hereunder and the consummation by the Purchaser of the Sales have been duly authorized by all requisite action on the part of the Purchaser and its stockholders or members, as applicable.

Section 5.02. Binding Agreement.  This Agreement and each other Transaction Document to which the Purchaser is party has been duly executed and delivered by the Purchaser and, assuming due and valid authorization, execution and delivery by the Sellers, this Agreement and each other such Transaction Document constitutes a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar Laws of general application affecting enforcement of creditors’ rights generally and (b) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.

Section 5.03. No Conflict or Default.  The execution, delivery and performance by the Purchaser of this Agreement and each other Transaction Document to which it is a party and the consummation of the Sales by each of the Purchaser does not and will not: (i) violate, conflict with or result in any breach of any provision of the certificate of incorporation or bylaws (or similar organizational documents) of the Purchaser, (ii) except for the Regulatory Approval and the Antitrust Approval and required filings with the SEC, require the Purchaser to make any filing with, obtain any permit, authorization, consent or approval from, or provide any notification to, any Governmental Entity, (iii) result in a violation or breach of, or, with or without due notice or lapse of time or both, constitute a default or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Purchaser is a party or by which the Purchaser’s shares or properties or assets may be bound, or (iv) violate any Law or Governmental Order applicable to the Purchaser, excluding from the foregoing clauses (ii), (iii) and (iv) such violations, breaches or defaults which would not, individually or in the aggregate, materially impede the Purchaser ability to consummate the Sale.

Section 5.04. Financing.  The Purchaser has, and will have at all times prior to the payment in full of the Purchase Price, (i) the amount equal to the lesser of (x) the amount set forth in the Sofora Debt Certificate and (y) the Sofora Debt Amount in accordance with Section 3.03(b)(ii)(A), (ii) the Final Unwind Liquidation Amount and Purchaser’s obligation under Section 8.05(e)(i), and (iii) sufficient cash on hand or other sources of funds immediately available without conditions, to enable the Purchaser to consummate the transactions contemplated by this Agreement and each other agreement entered into in connection herewith on the Original Signing Date or the Amendment Date, including to pay all amounts due in connection with the Sales and all amounts due in connection with the Second Phase Actions, if any, in full in immediately available funds in US Dollars outside of Argentina on the date it is required to be paid, and to pay all related fees and expenses related to the transactions contemplated by this Agreement.  No additional financing is required by the Purchaser in connection with the Sales and the Second Phase Actions and the consummation of any of the Purchaser’s obligations with respect thereto whether contained herein or in any other document to which it is a party.

Section 5.05. Purchase for Investment.  Purchaser is purchasing the Shares and the Argentine Government Bonds for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof.  Purchaser (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Shares and the Argentine Government Bonds and is capable of bearing the economic risks of such investment.  The Purchaser acknowledges and agrees that the Shares and the Argentine Government Bonds may be “restricted securities” under the Securities Act.

Section 5.06. No Other Representations.  Purchaser is an informed and sophisticated purchaser, and has engaged expert advisors, experienced in the evaluation and purchase of companies such as the TEO Companies and assets such as the Argentine Government Bonds as contemplated hereunder.  Purchaser has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement and each other Transaction Document to which it is a party.  Purchaser agrees to accept the Shares and the Argentine Government Bonds in the condition they are in on the TAR Transfer Date in respect of the TAR-Owned Shares, the Interim Transfer Date in respect of the Minority Sofora Shares and the Argentine Government Bonds and the Closing Date in respect of the Majority Sofora Shares, in each case based upon its own determination with respect thereto as to all matters, and without reliance upon any express or implied representations or warranties of any nature made by or on behalf of or imputed to any Seller, except as expressly set forth in this Agreement.  The Purchaser agrees and acknowledges that the Sellers’ representations and warranties set forth in Article 4 are made only as of the Amendment Date unless otherwise expressly stated therein and that any failure of such representation or warranty to be true as of any other date shall not, subject to Article 7, result in any obligation or liability on the part of any Seller.  Without limiting the generality of the foregoing,  Purchaser acknowledges that no Seller makes any representation or warranty with respect to (i) any projections, estimates or budgets of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of any TEO Company or the future business and operations of any TEO Company, (ii) the value or repayment of the Argentine Government Bonds or (iii) any other information or documents made available to Purchaser or its counsel, accountants or advisors with respect to any TEO Company or their respective businesses or operations or the Argentine Government Bonds, in each case except as expressly set forth in this Agreement.

Section 5.07. Patriot Act Compliance.  None of the assets of the Purchaser or any Affiliate of the Purchaser has been reported as blocked assets to the OFAC, pursuant to the OFAC reporting requirements (31 C.F.R. Section 501.603). None of the Purchaser nor any Affiliates of the Purchaser is an OFAC Listed Person or is a department, agency or instrumentality of, or is otherwise controlled by or acting on or behalf of, directly or indirectly, a Blocked Person. None of the funds used to pay the Purchase Price or any other amounts pursuant hereto constitute or will constitute funds obtained from or on behalf of any OFAC Listed Person or any Blocked Person and neither the Purchaser nor any Affiliate of such person has entered into any agreement or understanding in respect of the Shares with any OFAC Listed Person or any Blocked Person. The Purchaser is purchasing the Shares as a principal for its own account and not as an intermediary.

Section 5.08. Affiliated Investors.  None of the investors in the Purchaser or its Affiliates is an Affiliate of Telco S.p.A and neither Telco S.p.A or any of its shareholders has any pecuniary or economic interest in the transactions contemplated hereby, whether by way of equity participation, as a financing source or otherwise.

ARTICLE 6
COVENANTS

Section 6.01. Further Action; Governmental Filings Until the Outside Date.  Until the Outside Date:

(a)  Each of the Parties shall use all commercially reasonable efforts to promptly take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Law, and execute and deliver such documents and other papers, and prepare and file as promptly as practicable with any Governmental Entity or other third party all documentation required from such Party to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, including without limitation any notifications required to be sent by the Sellers pursuant to the Compromises, in each case as may be required to carry out the provisions of this Agreement and consummate and make effective the Sales.

(b)  In furtherance of the foregoing, the Purchaser undertakes to use, and to cause its Affiliates to use, commercially reasonable efforts to obtain and maintain all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained prior to the Closing from any Governmental Entity that are necessary or proper to consummate the transactions contemplated by this Agreement, including the Regulatory Approval and, to the extent necessary to ensure there is no failure of the condition set forth in Section 7.02(c) prior to the Closing, the Antitrust Approval, and such required efforts in each case shall include (but not be limited to):

(i)  paying the application and filing fees required with respect thereto;

(ii)  making all applications and necessary filings;

(iii)  furnishing information required in connection therewith;

(iv)  in each case to the extent such action would not materially (relative to the Purchase Price) detract from (a) the value of its investment in the TEO Companies or (b) the value of its and its Affiliates’ Investments (as defined below) in Argentina, in each case to the extent permitted by applicable Law:

(A)      entering into settlements, undertakings or agreements with a Governmental Entity and taking any action required by any such settlement, undertaking or agreement,

(B)  agreeing to allow the TEO Companies to, divest or otherwise hold separate, or take or agree to take any other action with respect to, any of the TEO Companies’ businesses, assets or properties, in the case of any such action with respect to any TEO Company, conditional upon and effective on or after the Closing (including, if required, consenting to the Sellers voting their shares prior to the Closing in favor of the foregoing, to the extent such action is conditional upon and only effective on or after the Closing); and

(C)  divesting, holding separate or taking any other similar action permitted under applicable Law with respect to any of its businesses, assets or properties (each, an “Investment”) in Argentina.

(c)  Each of the Sellers hereby instructs and authorizes the Purchaser to (i)  coordinate all actions necessary to make any additional filings required to be made by the Sellers under the Antitrust Statutes and other applicable Law in respect of or in connection with the Sales, subject to the Sellers’ prior approval of the applicable portion of such filings in all cases where all or a portion of such filings contains information about the Sellers or their respective Affiliates or the TEO Companies (excluding information solely as to the opinions, plans or projections of the Purchaser in respect thereof), which approval shall not be unreasonably withheld or delayed, and (ii) provide such information and documentation to the CNDC and other Governmental Entities, including the Secom and the Comisión Nacional de Valores, as such Governmental Entities may reasonably request pursuant to the Antitrust Statutes or other applicable Law, subject to the Sellers’ prior approval to the extent such filings are in respect of the Sellers or their respective Affiliates or contain information about the TEO Companies (excluding information solely as to the opinions, plans or projections of the Purchaser in respect thereof), which approval shall not be unreasonably withheld or delayed.  The Purchaser acknowledges and agrees that, in exercising the rights provided for herein, it shall not create any obligation for a Seller and its Affiliates (other than the TEO Companies after the Closing Date) in excess of any obligations contained in this Agreement, and it shall cause its representatives and attorneys in fact not to, take any action that would (x) contravene applicable Law or (y) impose obligations on the Seller or its Affiliates (other than the TEO Companies after the Closing Date), other than the obligations contained in this Agreement or any other Transaction Document, except with the consent of the Seller.

(d)  The Purchaser shall keep the Sellers reasonably apprised of the status of, and any material developments with respect to, the Regulatory Approval and the Antitrust Approval and of any discussions with any Governmental Entity in that respect, and to such effect the Purchaser shall provide to the Sellers a copy of all written materials submitted in connection with the Regulatory Approval and/or the Antitrust Approval.

(e)  The Sellers shall use their commercially reasonable efforts to cooperate fully with the Purchaser and its agents and representatives in the Purchaser’s compliance with this Section 6.01, including without limitation by complying with any reasonable requests for information, making its respective employees reasonably available upon reasonable notice if necessary, and (subject to applicable fiduciary duties and contractual and legal obligations and only to the extent it has the power or right to do so under its currently existing voting, governance and contractual rights) complying with the reasonable requests of the Purchaser to take or omit to take actions in their capacity as shareholders of the TEO Companies where such action or inaction would take effect on or after the Closing.

Section 6.02. Third Party Offers Prior to the Outside Date.  The Sellers shall, prior to the date that is two (2) years and six (6) months from the Interim Transfer Date (the “Outside Date”) or, if earlier, the Closing Date, (a) not solicit, initiate or knowingly take any action to facilitate or encourage the submission of any written offer made by any third party in respect of any or all of the Sofora Shares or any or all of the Seller’s ownership interests in the TEO Companies (a “Third Party Offer”) and (b) notify the Purchaser promptly of any Third Party Offer that is not frivolous, including the identity of the party or parties making such offer and the terms and conditions of such offer; provided that there shall be no such obligation under this subsection (b) to the extent (i) that the disclosure of such Third Party Offer to the Purchaser would (A) be in violation of applicable Law or (B) trigger an obligation on the part of the Sellers (in the Sellers’ reasonable judgment) to disclose such Third Party Offer publicly or to any Governmental Entity or (ii) such Third Party Offer was received directly by Nortel or TEO or any of their subsidiaries or received by the directors of Nortel or TEO or any of their subsidiaries solely in their capacity as directors and has not been disclosed to the Sellers (other than the representatives of the Sellers that are also directors of Nortel or TEO) (an “Excluded Third Party Offer”).

Section 6.03. Sofora Debt; Argentine Government Bonds.  Prior to Closing, the Parties shall, and the Sellers shall cause Sofora to, make arrangements with respect to the Sofora Debt so that the Purchaser shall, in each case as of and conditional upon the Closing, pay to the Sellers at Closing an amount equal to the lesser of (a) the Sofora Debt Amount and (b) the principal amount together with accrued and unpaid interest then outstanding of the Sofora Debt and be substituted as creditor in place of the Sellers in respect of the Sofora Debt assuming all rights and obligations of the Sellers thereunder.  Prior to the Closing, the Sellers shall not agree to amend or waive any obligation under the Sofora Debt without the prior consent of the Purchaser, not to be unreasonably withheld or delayed. The Sellers shall, on the Amendment Date or the Business Day thereafter, transfer or cause the transfer for a value date on or as close as possible to the Interim Transfer Date, of the Argentine Government Bonds to the account of the Purchaser (or the Purchaser Custodial Institution), in each case designated by the Purchaser in writing to the Sellers three (3) Business Days prior to the Interim Transfer Date.  If the Purchaser elects to designate a Purchaser Custodial Institution to receive such Argentine Government Bonds, the Sellers will procure that an extract from the Caja de Valores S.A., or a confirmatory email from the bank executing the transfer, evidencing the transfer of the Argentine Government Bonds to the Purchaser Custodial Institution is provided to the Purchaser promptly upon transfer.

Section 6.04. Assignable Dividends.  The Sellers undertake and agree to assign, transfer and convey as of the Closing any Assignable Dividends (or right to receive any Assignable Dividend) to the Purchaser in an instrument reasonably acceptable to the Purchaser and the Sellers.

Section 6.05. Conduct of Business.

(a)  Except as contemplated or permitted by this Agreement or as required by applicable Law, during the period from the Amendment Date until the Final Date (or, if earlier, the Closing or the execution of a binding agreement for a Third Party Sale), unless the Purchaser otherwise consents in writing (which consent shall not be unreasonably withheld or delayed), the Sellers shall, subject to applicable fiduciary duties and contractual and legal obligations and only to the extent it has the power or right to do so under its currently existing voting, governance and contractual rights, use its commercially reasonable efforts in its capacity as a shareholder to cause the TEO Companies not to:

(i)  (a) issue, sell or grant any shares of its capital stock, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of its capital stock, or any rights, warrants or options to purchase any shares of its capital stock (in each case other than (1) in the ordinary course of business, to any other TEO Company, pursuant to a contractual commitment in existence on the Amendment Date, upon exercise of outstanding rights convertible into, exchangeable or exercisable for such capital stock, or pursuant to any compensation arrangement including any equity incentive plan or any employment or consulting arrangement, (2) to TEO or any direct or indirect subsidiary of TEO by any direct or indirect subsidiary of TEO for the purpose of participating in a Spectrum Auction or (3) a Liquidation Avoidance Contribution; (b) redeem, purchase or otherwise acquire any of its outstanding shares of capital stock, or any rights, warrants or options to acquire any shares of its capital stock other than (except in respect of any Sofora Shares, or other capital stock of a TEO Company held directly or indirectly by Sofora) (1) in accordance with any share buy-back scheme that may from time to time be publicly announced or (2) by TEO or any direct or indirect subsidiary of TEO in respect of capital stock, or any rights, warrants or options to acquire any shares of its capital stock of any subsidiary of TEO, for the purpose of participating in the Spectrum Auctions; (c) split, combine, subdivide or reclassify any shares of its capital stock; or (d) grant, renew, extend or modify any usufruct rights or any other similar rights with respect to shares of its capital stock;

(ii)  except as otherwise contemplated herein, amend its charter or bylaws in any material respect;

(iii)     adopt a plan or agreement of complete or partial liquidation or dissolution;

(iv)     sell, pledge, transfer, dispose of or encumber any of their respective properties or assets with a value exceeding US$200,000,000 per transaction, except pursuant to contracts in force on the Amendment Date or entered into after the Amendment Date in compliance with the provisions of this Agreement, provided that all material proceeds of such sale, pledge, transfer, disposition or encumbrance shall be used in the operation of the TEO Companies;

(v)  incur, create or assume any indebtedness for borrowed money in an amount greater than US$200,000,000 per year (plus, in any year, any unused capacity from prior years) other than in connection with any auction or bidding process for radio frequency spectrum in which any TEO Company participates;

(vi)     enter into, adopt, terminate or amend any material compensation plan, increase in any material manner the compensation or benefits of any officer or director in each case not required by any existing compensation plan, except in the ordinary course of business with no material deviation in the aggregate from past practice;

(vii)    cancel any credits with a value exceeding US$20,000,000 per transaction;

(viii)   dispose of all or substantially all of their respective properties or assets, except in compliance with the provisions of this Agreement; or

(ix)      (A) in the case of Sofora, Nortel or TEO, merge or consolidate with any Person, and (B) in the case of the TEO Companies, acquire or agree to acquire, by merging or consolidating or by any other manner, a substantial equity interest in or a substantial portion of  any Person or division thereof for a price in excess of US$200,000,000 per transaction, in each case other than in the ordinary course of business, provided that all such acquisitions shall be in connection with or related to the TelCo/ICT businesses of the TEO Companies.

For the avoidance of doubt, no obligation in this Section 6.05 is intended to, or shall, bind any director of any TEO Company in their capacity as director.   For purposes of this Section 6.05(a), the Purchaser may not reasonably withhold consent unless the Purchaser determines, in its reasonable judgment, that withholding consent is in the best interests of the relevant TEO Company (or relevant TEO Companies).

(b)  Except as contemplated or permitted by this Agreement or as required by applicable Law, during the period from the Amendment Date to the Final Date (or, if earlier, the Closing or the execution of a binding agreement for a Third Party Sale), unless the Purchaser otherwise consents in writing (which consent shall not be unreasonably withheld or delayed), the Sellers shall, subject to applicable fiduciary duties and contractual and legal obligations and only to the extent it has the power or right to do so under its currently existing voting, governance and contractual rights, use its commercially reasonable efforts in its capacity as a shareholder to cause Sofora not to:

(i)       (A) issue, sell or grant any shares of its capital stock, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of its capital stock, or any rights, warrants or options to purchase any shares of its capital stock other than to the then-current shareholders of Sofora (which shall be available for subscription by all such shareholders on a pro rata basis) in connection with Sofora’s purchase of capital stock of any other TEO Company in a capital raising permitted by Section 6.05(a)(i); (B) redeem, purchase or otherwise acquire any of its outstanding shares of capital stock, or any rights, warrants or options to acquire any shares of its capital stock other than in accordance with any share buy-back scheme publicly announced on or prior to the Original Signing Date; (C) split, combine, subdivide or reclassify any shares of its capital stock; or (D) grant, renew, extend or modify any usufruct rights or any other similar rights with respect to shares of its capital stock;

(ii)  except as otherwise contemplated herein, amend its charter or bylaws in any material respect;

(iii)  adopt a plan or agreement of complete or partial liquidation or dissolution;

(iv)  sell, pledge, transfer, dispose of or encumber any of their respective material properties or assets, except for any transfer or payment of dividends or pursuant to contracts in force on the Original Signing Date or entered into after the Original Signing Date in compliance with the provisions of this Agreement;

(v)  acquire, agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of, or by any other manner, any Person or division thereof other than in the ordinary course of business;

(vi)  make any material change to any accounting or Tax procedure or practice, make any Tax election or settle or compromise any material Tax liability, other than as required by applicable Law;

(vii)  incur, create or assume any indebtedness for borrowed money other than in the ordinary course of business;

(viii)  enter into, adopt, terminate or amend any material compensation plan, increase in any material manner the compensation or benefits of any officer or director or pay or otherwise grant any material benefit not required by any existing compensation plan, except as may be required by contractual commitments in existence on the Original Signing Date or in the ordinary course of business;

(ix)  enter into or offer to enter into or amend or terminate any material employment or consulting arrangement with any Person or any group of Persons, except as may be required by contractual commitments in existence on the Original Signing Date or other than in the ordinary course of business;

(x)  cancel any material credit or knowingly waive any material claims or rights except in the ordinary course of business consistent with past practice;

(xi)  enter into any transactions with the Sellers or any of their respective Affiliates (excluding all TEO Companies) or make any payment to the Sellers or any of their respective Affiliates (excluding all TEO Companies), except in the ordinary course of business, as otherwise permitted under this Agreement or in respect of Disclosed Affiliate Transactions;

(xii)  settle or compromise any material litigation; or

(xiii)  authorize or enter into any contract, commitment or arrangement to do, or take, or agree to take any of the foregoing actions.

(c)  For the avoidance of doubt, nothing in this Section 6.05 is intended to, or shall, prevent any TEO Company from participating, on terms and in a manner determined by such TEO Company in its sole discretion, in the Concurso Público para la Adjudicación de Bandas de Frecuencias Destinadas a la Prestación de los Servicios de Comunicaciones Personales, del Servicio de Radiocomunicaciones Móvil Celular y del Servicio de Comunicaciones Móviles Avanzadas, as announced by resolution no. 38/2014 of the Secom, and which is to be carried out pursuant to the Pliego de Bases y Condiciones Generales y Particulares del Concurso or any other similar auction or bidding process for radio frequency spectrum conducted from time to time by the Argentine government or an agency or subdivision thereof (“Spectrum Auctions”).

Section 6.06. Resignations; Designation of Purchaser Representatives.  Each of the Sellers agrees to use its commercially reasonable efforts, including exercising its rights as holder of the Majority Sofora Shares and under the Shareholders Agreement to:

(a)  procure the resignation, effective as of Closing, of those non-independent members and non-independent alternate members of the Board of Directors of the TEO Companies that are nominated or appointed, directly or indirectly, by any Seller and are specified in Part 1 of Schedule I-A (as updated by mutual agreement between the Parties prior to Closing) and request the resignation, effective as of the Closing, of those independent members and alternate members of the Board of Directors of the TEO Companies and the members of the supervisory committees of the TEO Companies (other than TEO) that are nominated or appointed, directly or indirectly, solely by any Seller (or the Sellers acting together) specified in Part 2 of Schedule I-A (as updated by mutual agreement between the Parties prior to Closing) (the “Resigning Directors”) and the release and discharge by such Resigning Directors, effective as of Closing, of claims for loss of office (whether contractual, statutory or otherwise), substantially in the form attached as Exhibit F (the “Director Release”), and

(b)  request the members of the supervisory committee (Comisión Fiscalizadora o Síndicos) designated, directly or indirectly, by any Seller to designate, prior to their resignation, the persons set forth in Schedule I-B (as updated by mutual agreement between the Parties prior to Closing)  as replacement members and alternate members of such Boards of Directors.

Section 6.07. Seller Release.    Each of the Sellers (for the benefit of Sofora), and Sofora (for the benefit of the Sellers), will, at or prior to the Closing, execute and deliver a mutual release and discharge, substantially in the form attached as Exhibit E (the “Seller Release”), releasing and discharging Sofora, effective as of the Closing, from any and all claims of such Seller in its capacity as direct or indirect shareholder of Sofora that are accrued at the time of the Closing and releasing each Seller from any and all claims of Sofora that are accrued at the time of Closing; provided that no release shall be given thereunder in respect of any claim arising pursuant to or under the terms of this Agreement.

Section 6.08. Post-Closing Release by TEO Companies.  As promptly as practicable after the Closing, the Purchaser agrees, subject to applicable fiduciary duties and contractual and legal obligations and only to the extent it has the power or right to do so under its voting, governance and contractual rights, to use commercially reasonable efforts in its capacity as a shareholder to cause each TEO Company other than Sofora to execute a mutual release and discharge in favor of the Sellers, substantially in the form of the Seller Release mutatis mutandis.  Upon receipt of such executed release and discharge by such TEO Company, the Sellers undertake to immediately execute and deliver, in favor of such TEO Company, such mutual release and discharge.

Section 6.09. Non-Competition; Non Solicitation.  (a) For a period of two (2) years commencing on the Closing Date (the “Restricted Period”), the Sellers shall not, and shall not permit any of their controlled subsidiaries to, directly or indirectly, engage in any business within Argentina or Paraguay that directly competes with the business of the TEO Companies as carried out immediately prior to Closing; provided that this undertaking shall not prevent any Seller or such controlled subsidiary, directly or indirectly, from (i) continuing to conduct and develop any business conducted by such Persons (other than through the TEO Companies) as of the Original Signing Date whether or not such business would be deemed to be competitive to the businesses conducted by the TEO Companies and (ii) acquiring or holding an interest in any Person that carries on such competitive business so long as such competitive business does not account for more than 10% of the revenues, profits, assets or subscribers of the acquired business.

(b)  During the Restricted Period, the Sellers shall not, and shall not permit any of their controlled subsidiaries to, hire or solicit for employment any then-current employee of any of the TEO Companies other than those Persons as agreed between the Parties on the Original Signing Date with such additions as are subsequently mutually agreed by the Parties, except pursuant to a general solicitation which is not directed specifically to any such employees.

Section 6.10. Post-Closing Matters.  The Purchaser covenants and agrees that:

(a)  the Purchaser shall in its capacity as a shareholder cause each of the TEO Companies to (i) convene a meeting of their respective shareholders to be held on the Closing Date (or, in the case of Nortel and TEO and its Subsidiaries Telecom Personal, Nucleo and Personal Envios, as soon as possible after the Closing Date) at which meeting such shareholders shall accept the resignation of each Resigning Director and approve and ratify, in all respects and without restrictions, the acts of each such Person in such Person’s capacity as a director or syndic, as the case may be, of each of the TEO Companies, and (ii) approve at the next annual ordinary shareholders´ meeting, (y) the advance fees (anticipos de honorarios) received by the Resigning Directors and syndics until Closing; and/or (z) the payment of the fees to the Resigning Directors who have not received the advance fees (anticipos de honorarios) they were entitled to receive as of Closing, in the amounts detailed by each such Resigning Director in the Director Release letter delivered at Closing in accordance with Section 6.06(a) plus, in both cases (y) and/or (z), an additional amount, to be resolved upon by the shareholders’ meeting, aimed at ensuring that the amount of advance fees perceived by each Resigning Director or syndic, or to which each Resigning Director is entitled, results in an amount net of applicable taxes;

(b)  the Purchaser shall in its capacity as a shareholder cause each of the TEO Companies to register its new board of directors (including the resignation of each Resigning Director) without delay in accordance with article 60 of Law Nbr. 19,550, as amended;

(c)  The Purchaser shall in its capacity as a shareholder deliver to the Sellers and each Resigning Director at Closing or, in the case of TEO and Nortel, as soon as possible thereafter a certified copy of each action taken pursuant to Section 6.10(a); and

(d)  The obligations contained in Section 6.10(a) shall survive Closing and are intended to benefit, and shall be enforceable by, each Resigning Director.

(e)  From and after the Closing, except as prohibited by applicable Law or by a Governmental Entity, the Purchaser shall (subject to applicable fiduciary duties and contractual and legal obligations and only to the extent it has the power or right to do so under its voting, governance and contractual rights) use its commercially reasonable efforts in its capacity as a shareholder to cause Sofora to pay to the Sellers (and shall not oppose or block such payment by Sofora) as promptly as practicable in US Dollars outside of Argentina any Permitted Annual Dividend, and any Non-Permitted Dividend Amount reflected in a deduction in the Sofora Purchase Price, that was in each case, as of the Closing Date, held in accounts payable to the Sellers and not effectively received by them outside of Argentina.

Section 6.11. Director and Officer Liability.  Sellers shall prior to Closing have the right to, and Purchaser shall following Closing, use its best efforts in its capacity as a shareholder, subject to applicable fiduciary duties and contractual and legal obligations and to the extent it has the power or right to do so under its voting, governance and contractual rights, to cause the TEO Companies to do the following:

(a)  For six (6) years after the Closing, the TEO Companies shall indemnify and hold harmless the Resigning Directors, members of the supervisory committees and each other former director or alternate director of any TEO Company nominated or appointed, directly or indirectly, by any Seller (the “D&O Indemnitees”) in respect of acts or omissions occurring at or prior to the Closing to the extent permitted by applicable Law or provided in such company’s organizational documents in effect on the Original Signing Date.

(b)  For six (6) years after the Closing, Purchaser shall cause to be maintained in effect provisions in each TEO Company’s organizational documents (or in such documents of any successor to the business of the TEO Companies) applicable to the D&O Indemnitees regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions in existence on the Original Signing Date, to the extent permitted by applicable Law.

(c)  Prior to the Closing, each TEO Company shall, or if it is unable to, Purchaser shall cause the TEO Companies as of the Closing to, obtain and fully pay the premium for the non-cancellable extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and the Company’s existing fiduciary liability insurance policies applicable to the D&O Indemnitees (collectively, “D&O Insurance”), in each case for a claims reporting or discovery period of at least six (6) years from and after the Closing with respect to any claim related to any period of time at or prior to the Closing from an insurance carrier with the same or better credit rating as such company’s current insurance carrier with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under such company’s existing policies.  If the TEO Companies for any reason fail to obtain such “tail” insurance policies as of the Closing, the TEO Companies shall continue to maintain in effect, for a period of at least six (6) years from and after the Closing, the D&O Insurance in place as of the Original Signing Date with the relevant company’s current insurance carrier or with an insurance carrier with the same or better credit rating as such company’s current insurance carrier with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under such company’s existing policies as of the Original Signing Date, or the TEO Companies shall purchase from their current insurance carrier or from an insurance carrier with the same or better credit rating with respect to D&O Insurance, comparable D&O Insurance for such six (6)-year period with terms, conditions, retentions and limits of liability that are no less favorable than as provided in the Company’s existing policies as of the Original Signing Date; provided that in no event shall Purchaser or the TEO Companies be required to expend for such policies pursuant to this sentence an annual premium amount in excess of 300% of the amount per annum the TEO Companies paid in the last full fiscal year; and provided further that if the aggregate premiums of such insurance coverage exceed such amount, the TEO Companies shall be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Closing, for a cost not exceeding such amount.

(d)  If Purchaser, the TEO Companies or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing entity, (ii) transfers or conveys all or substantially all of its properties and assets to any Person or (iii) winds up, dissolves or liquidates, then, and in each such case, to the extent necessary, proper provision shall be made so that the Purchaser or another TEO Company, or successors and assigns of Purchaser or the TEO Companies, as the case may be, shall assume the obligations set forth in this Section 6.11.

(e)  The rights of each D&O Indemnitees under this Section 6.11 shall be in addition to any rights such Person may have under the organizational documents of any TEO Company, or under applicable Law or under any agreement of any D&O Indemnitees with any TEO Company.  These rights shall survive Closing and are intended to benefit, and shall be enforceable by, each D&O Indemnitees.

Section 6.12. Subsequent Actions.  If at any time after the Interim Transfer Date (in respect of the Minority Sofora Shares) or the Closing Date (in respect of the Majority Sofora Shares) any further action is necessary or  proper to carry out or perfect the Sales, as soon as reasonably practicable, each Party shall use its commercially reasonable efforts to take, or cause its proper officers or directors to take, all such necessary or  proper actions. In particular, and without limiting the foregoing, if at any time after the Interim Transfer Date or the Closing Date the Purchaser is advised in writing by counsel that any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things that are required to vest, perfect or confirm ownership (of record or otherwise) in the Purchaser, its right, title or interest in, to or under any or all of the Minority Sofora Shares or Majority Sofora Shares, as the case may be, the Sellers shall execute and deliver all such required deeds, bills of sale, instruments of conveyance, powers of attorney, assignments and assurances and take and do all such other actions and things as may be reasonably requested by the Purchaser in order to vest, perfect or confirm any and all right, title and interest in the Purchaser or its assignees.  The obligations under this Section 6.12 shall be subject to the agreement of the parties in Section 6.20, as they relate to the Antitrust Approval, and shall not require the Sellers to take any actions in connection with the Antitrust Approval (or any failure of the Purchaser to obtain Antitrust Approval) that it is not otherwise required to take hereunder.

Section 6.13. Subsequent Transactions in Shares.  The Purchaser undertakes and agrees that:

(a)  For a period ending on the six (6) month anniversary of the Closing Date (the “Post-Closing Period”), it shall not and shall not agree to and shall cause its Affiliates not to and not to agree to, directly or indirectly, sell, assign, dispose of, grant an interest in, exchange or otherwise transfer (including by operation of law, by virtue of merger, consolidation, business combination or otherwise) all or any of the direct or indirect interests in the Sofora Shares or interests in the TEO Companies represented thereby (or enter into any transaction, however structured, having the economic effect of the foregoing) except to a wholly-owned Affiliate that agrees to be bound by the terms of this Section 6.13 pursuant to an agreement in the form attached hereto as Exhibit J (a “Transfer”); provided that the Purchaser may make a Transfer to any Person (including to a non-wholly owned Affiliate of Purchaser but only if such non-wholly owned Affiliate also enters into an agreement in the form attached as Exhibit J), provided that the Purchaser shall pay, or cause to be paid, to the Sellers (in aggregate) in immediately available funds in US Dollars outside of Argentina, simultaneously with the consummation of such Transfer, an amount equal to fifty (50%) percent of the excess, if any, of (i) the Consideration paid in such Transfer over (ii) US$850,000,000 (the “Floor Amount”) (or, in the case of a Transfer of interests representing fewer than all of the Sofora Shares or other interests in the TEO Companies directly or indirectly represented by the Sofora Shares, the pro rata portion of the Floor Amount attributable to such equity interests so Transferred, on a look-through basis if required);

(b)  Until expiration of the Post-Closing Period if the Purchaser, or any Affiliate of the Purchaser, acquires or agrees to acquire, including by operation of Law,

by virtue of merger, consolidation, business combination or otherwise, any additional direct or indirect equity interests in Sofora or direct or indirect equity interests in any other TEO Company or interest in the foregoing directly or indirectly from any Los W Party, (other than an acquisition by TEO of its own shares in an offer available to all shareholders of TEO), or enters into any transaction, however structured, having the economic effect of the foregoing, for an amount of Consideration (as defined below) per-share which is in excess of the equivalent per-share portion (on a look-through basis, if required) of the Floor Amount, the Purchaser shall pay, or cause to be paid, to the Sellers (in aggregate), as additional Purchase Price for the Shares, in immediately available funds in US Dollars outside of Argentina, an amount equal to fifty (50%) percent of the product of such excess per-share Consideration and the number of equity interests acquired in such transaction.

(c)  For the purposes of this Section,

(i)  the term “Consideration” shall, in respect of any Transfer or transaction referred to in clause (b) above, (A) include the purchase price, the value of any non-cash consideration and any other value transferred between the parties thereto, directly or indirectly, that is in the nature of consideration for the Sofora Shares or other direct or indirect interests in the TEO Companies represented thereby (or in the case of clause (b) the relevant interests) and in each case any dividends or distributions with respect to the relevant interests paid in contemplation of, in connection with or substantially simultaneously with, such transaction and (B) exclude in the case of any Transfer to a non- wholly owned Affiliate of Purchaser (other than any such non-wholly owned Affiliate established in connection with or solely for the purpose of any Transfer) in which an Affiliate of Purchaser acts as the general partner, manager, or equivalent controlling person of such entity any customary management fee, carried interest or similar compensation that may be payable to the applicable Affiliate of the Purchaser;

(ii)  Bona Fide Financings shall not be considered Transfers subject to this Section 6.13; and

(iii)  When measuring Consideration in connection with any Transfer or transaction described in clause (b) above or Financing Proceeds of any Bona Fide Financing, the full amount of the Consideration or Financing Proceeds shall be deemed to be received on the date the Transfer or transaction described in clause (b) is entered into or the execution of any final documentation in connection with a Bona Fide Financing.

The Purchaser shall (i) notify Sellers of a Transfer covered by clause (a) of this Section 6.13 any transactions covered by clause (b) of this Section 6.13, and any Bona Fide Financing substantially concurrently therewith, and (ii) upon reasonable request  from the Sellers, provide such documentation and supporting evidence with respect to such any transaction subject to this Section 6.13 and the Consideration received or paid in connection therewith; provided that in connection with any Bona Fide Financing, the Purchaser shall only have to provide to the Sellers information regarding the material economic terms thereof and identifying any Affiliate that is a party to such Bona Fide Financing.

Section 6.14. Capital Gains Tax.  The Sellers covenant and agree to pay when due taxes owed by or due in respect of the Sellers in connection with the transactions contemplated by this Agreement arising under Argentine Income Tax Law, as amended by Argentine Law No. 26,893 (the “Capital Gains Tax”). Subject to the applicable provision of Article 8, the Sellers shall, jointly and severally, indemnify, defend and hold harmless the Purchaser Indemnified Parties (whether or not indemnified by any other Person under any other document) from and against any amount of the Capital Gains Tax that is required to be paid by the Purchaser on behalf of the Sellers, and any penalties, fines, orders or administrative sanctions (and any costs and expenses, including reasonable attorney’s fees, costs and other reasonable out-of-pocket expenses incurred in connection with the enforcement of any rights under this Section 6.14 in connection therewith) resulting from or arising out of any failure by the Sellers to pay the Capital Gains Tax when due.

Section 6.15. Patriot Act Compliance.  The Purchaser will not hereafter: sell, directly or indirectly, the Shares to (a) any OFAC Listed Person or any Blocked Person, (b) any third Party, in exchange for assets reported as blocked assets by OFAC pursuant to the OFAC reporting requirements (31 C.F.R. Section 501.603), or (c) any third Party that uses funds obtained from or on behalf of an OFAC Listed Person or a Blocked Person.  The Sellers will not hereafter transfer the Purchase Price or right to receive such amounts to an OFAC Listed Person or Blocked Person or to purchase assets reported as blocked assets by OFAC pursuant to the OFAC reporting requirements.

Section 6.16. Confidentiality.  Each Party shall keep confidential (a) subject to Section 6.17, the terms of this Agreement and the Sales and (b) any detailed and proprietary information in respect of the business, trade secrets, intellectual property and technical know-how of a Party or any of the TEO Companies, in each case except (a) to the extent required or requested by Law or regulation or by a court of competent jurisdiction or by any Governmental Entity or supervisory or regulatory authority, (b) where such information is or becomes publicly available (other than by breach of this Agreement), (c) where such information is independently developed by a Party which then discloses or uses the same, (d) to the extent the information is being disclosed by a Party to its Affiliates, directors, employees or professional advisers who will keep such information confidential in accordance with this Section 6.16, (e) information disclosed by a Party as part of any Action brought by any Party in respect of this Agreement another Transaction Document or each other agreement executed as of the Amendment Date or the Original Signing Date and in connection herewith as between the Sellers or their respective Affiliates, on the one hand, and the Purchaser or any of its Affiliates or the Los W Parties, on the other hand, (whether or not any other Person is also a party to such agreement) or any transactions contemplated hereby or thereby, including without limitation in any arbitration proceedings brought in accordance with Section 10.08 or (f)

to the extent the information is being disclosed by or on behalf of a Seller to a Third Party Purchaser in connection with the process relating to a potential Third Party Sale pursuant to Section 8.05.

Section 6.17. Public Announcements.  The Parties agree to consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except to the extent that any press releases and public announcements are required by applicable Law or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement prior to such consultation.

Section 6.18. Ethical Business Practices.  Each of the Purchaser and each of the Sellers severally agrees, to comply with applicable Law in connection with all actions taken in respect of this Agreement, the Transaction Documents and other agreements entered into in connection herewith and the transactions contemplated hereby and thereby, including in connection with obtaining the Regulatory Approval and Antitrust Approval and without limiting the generality of foregoing, the Purchaser and each of the Sellers agrees in connection with the transactions contemplated hereby not to offer or give on behalf of itself or any of its Affiliates, either directly or through any other Person, any money or anything else of value to any government official, including any official of a Governmental Entity, any member of the government, any political party or official thereof, or any candidate for political office (each, an “Official”), or any other Person while knowing or having reason to know that all or a portion of such money or thing of value may be offered given or promised, directly or indirectly to any Official for the purpose of any of the following:

(a)  Influencing any act, omission or decision of such Official in his, her or its official capacity;

(b)  Inducing such Official to do or to omit to do any act in violation of the lawful duty of such Official;

(c)  Inducing such Official to use his, her or its influence with any Governmental Entity to affect or influence any act or decision of such Governmental Entity in order to assist itself or any of its Affiliates in obtaining or retaining business for or with, or directing business to, any Person; or

(d)  Otherwise securing any improper or unlawful advantage for the itself or any of its Affiliates.

Section 6.19. Mandatory Offer.

(a)  To the extent required under Law Nbr. 26,831 or any other applicable Law, the Purchaser shall, not more than five (5) Business Days or less than two (2) Business Days prior to Closing, promote a mandatory tender offer (“OPA”) to acquire the remaining shares of Nortel and TEO that are subject to the OPA, by filing the required documentation with the Comision Nacional de Valores and/or any appropriate Governmental Entity.  The Purchaser covenants and agrees in connection with the OPA that it (i) will fully comply with Law Nbr. 26,831 or any other applicable Law including any applicable rules and regulations promulgated by the SEC in the conduct of the OPA, (ii) make such filings (if any) with the SEC, and furnish such information, as are required prior to the Closing in connection with the OPA in accordance with applicable Law and the rules of each stock exchange on which the securities of any TEO Companies are listed and (iii) will carry out all necessary actions to complete the OPA in accordance with its terms and applicable Laws, rules and regulations. The Purchaser acknowledges that the Sellers have not been and will not be involved in any action or decision involving the making of the OPA or with respect to the  terms (including the determination of any purchase or offer price) or conduct of the OPA, and that this Sale has not be entered into by the Sellers in connection therewith or contemplation thereof.

(b)  Subject to the applicable provisions of Article 9, the Purchaser shall indemnify, defend and hold harmless the Sellers and their respective Affiliates and any Resigning Director and any member of the supervisory committee nominated directly or indirectly by the Sellers in Nortel and TEO from any Losses suffered resulting from or arising out of any action initiated by the Comision Nacional de Valores, the SEC and/or any shareholder of Nortel and/or TEO (including persons acting on their behalf) or any third party in connection with or resulting from the OPA or failure to commence the OPA if required by Law to do so. This right is intended to benefit, and shall be enforceable by, each of the Persons benefiting from such indemnification right as specified herein.

(c)  Following the Closing, the Sellers shall use their commercially reasonable efforts to comply with any reasonable requests for information by the Purchaser or its agents or representatives to the extent necessary or proper for the Purchaser to conduct the OPA in compliance herewith.

Section 6.20. Antitrust Approval.  The Purchaser hereby expressly acknowledges and undertakes that the sale of the Minority Sofora Shares on the Interim Transfer Date and the Majority Sofora Shares at Closing shall be final and irrevocable between the Parties (subject to the Minority Call Option if applicable) and not subject to unwinding as a result of the failure to obtain Antitrust Approval after Closing.

(a)  Notwithstanding anything to the contrary in this Agreement, the Purchaser hereby irrevocably waives and undertakes to cause its Affiliates to waive, any right to rescission of this Agreement or to recover any or all of the Purchase Price, and any right to indemnification against the Sellers or any of their Affiliates in each case as a result of a failure to obtain Antitrust Approval after Closing and the consequences thereof.

(b)  Following the Closing, the Sellers shall use their commercially reasonable efforts to comply with any reasonable requests for information by the Purchaser or its agents or representatives and to make its employees reasonably available at the Purchaser’s expense and upon reasonable notice if necessary, in each case to the extent necessary or proper to assist the Purchaser to obtain the Antitrust Approval.

(c)  Subject to the applicable provisions of Article 9, the Purchaser shall  indemnify, defend and hold harmless the Seller Indemnified Parties (whether or not also indemnified by any other Person under any other document) from and against any Losses arising from any penalties, fines, orders,  or administrative sanctions imposed, or handed down, by the CNDC and/or any other Governmental Entity or by any tribunal or court where a Governmental Entity is the adverse party (and any costs and expenses in connection therewith), in each case because the transfer of the Shares prior to obtaining the Antitrust Approval is deemed to breach the Antitrust Statutes (provided that there shall be no indemnification hereunder for any Losses (including costs and expenses) resulting from any breach of the Compromises).

Section 6.21. Third Party Shareholder Claims.  Effective at and after the Interim Transfer Date, the Purchaser shall, subject to the applicable provisions of Article 9, indemnify, defend and hold harmless each Seller Indemnified Party from and against any and all Losses incurred by the Seller Indemnified Party arising out of any Action brought by or on behalf of any Los W Party in respect of this Agreement, any Transaction Document or any other document executed on the Amendment Date or the Original Signing Date between the Sellers and any Los W Party or the Purchaser or any Affiliate thereof entered into in connection with this Agreement, or the transactions contemplated hereby or thereby.

Section 6.22. CEO Compensation.  Following the Closing, subject to applicable fiduciary duties and contractual and legal obligations and only to the extent it has the power or right to do so its capacity as a shareholder under its voting, governance and contractual rights, the Purchaser undertakes (i) not to take any action that would result in any failure by TEO to honor any compensation arrangements of the chief executive officer of TEO in place as of the Closing in accordance with their terms and  (ii) to use its commercially reasonable efforts in to cause TEO to honor such arrangements.

Section 6.23. Minority Sofora Shares. The Purchaser undertakes and agrees that during the period from and including the Interim Transfer Date to and including the earlier of the Closing Date and any Call Option Closing, it shall not take any actions that impede the ability of the Purchaser to sell the Minority Sofora Shares in accordance with the terms and conditions of the Minority Call Option, or result in any Encumbrance on such Minority Sofora Shares at the Call Option Closing, and in furtherance of the foregoing, except for Bona Fide Financings which can be unwound at the Purchaser’s option on demand or as expressly contemplated by this  Agreement, it shall not and shall not enter into a binding agreement or arrangement to, sell, assign, dispose of, exchange or otherwise transfer (including by operation of law, by virtue of merger, consolidation, business combination or otherwise) all or any of the direct or indirect interests in the Minority Sofora Shares.

ARTICLE 7
CONDITIONS TO CONSUMMATION OF THE MINORITY SALE AND CONDITIONS TO CLOSING

Section 7.01. Conditions to Obligations of the Minority Sale.  The obligation of each of the Parties to consummate the Minority Sale shall be subject to the fulfillment or waiver in accordance with this Section, at or prior to the Interim Transfer Date, of each of the conditions set out below.

(a)  The obligation of each of the Sellers to consummate the Minority Sale shall be subject to the fulfillment by the Purchaser or waiver by the Sellers, in their sole discretion, at or prior to the Interim Transfer Date of each of the following conditions:

(i)  The representations and warranties of the Purchaser made herein other than those contained in Sections 5.01, 5.02, 5.04, 5.05, 5.06 and 5.07 (disregarding all materiality and material adverse effect qualifications contained therein) shall be true and correct as of the Interim Transfer Date (other than those made as of the Closing Date, which shall be disregarded) with only such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Purchaser or its ability to consummate the Minority Sale;

(ii)  The representations and warranties of the Purchaser contained in Sections 5.01, 5.02, 5.04, 5.05, 5.06 and 5.07 herein shall be true and correct as of the Interim Transfer Date in the case of the Minority Sale (other than those made as of the Closing Date, which shall be disregarded);

(iii)  The Purchaser shall have complied in all material respects with all other covenants, undertakings and agreements herein to be performed by it at or prior to the Interim Transfer Date;

(iv)  (A) Each of the Waiver and the Purchaser Release shall be in full force and effect (except for any failure of any such Transaction Document to be in full force and effect caused solely by any Seller or any Affiliate of any Seller) and each party thereto (other than the Sellers) shall be in compliance therewith, (B) each other agreement executed as of the Amendment Date or on the Original Signing Date and in connection herewith as between the Sellers or their respective Affiliates, on the one hand, and the Purchaser or any of its Affiliates or the Los W Parties, on the other hand, (whether or not any other Person is also a party to such agreement) shall be in full force and effect (except for any failure of any such documents to be in full force and effect caused solely by any Seller or any Affiliate of any Seller) and the parties thereto (other than the Sellers) shall be in compliance therewith, and (C) any and all payments required to be made under the agreements referenced in subclauses (A) and (B) of this paragraph as of the Interim Transfer Date shall have been made in US Dollars outside of Argentina in accordance with the terms of such agreements.

(b)  The obligation of the Purchaser to consummate the Minority Sale shall be subject to the fulfillment by the Sellers or waiver by the Purchaser, in its sole discretion, at or prior to the Interim Transfer Date of:

(i)  The representations and warranties of the Sellers contained in Sections 4.03, 4.04 and 4.05 shall be true and correct as of the Interim Transfer Date (other than those made as of the Closing Date, which shall be disregarded), with only such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect;

(ii)  The representations and warranties of the Sellers contained in Sections 4.01, 4.02 and 4.11 herein shall be true and correct as of the Interim Transfer Date (other than those made as of the Closing Date, which shall be disregarded);

(iii)  Each of the Sellers shall have complied in all material respects with all other covenants, undertakings and agreements herein to be performed by it at or prior to the Interim Transfer Date;

(iv)  The Waiver shall be in full force and effect (except for any failure of any such Transaction Document to be in full force and effect caused solely by the Purchaser or any Affiliate of the Purchaser or any Los W Party) and the Sellers shall be in compliance therewith.

(c)  The obligations of the Purchaser and each of the Sellers to consummate the Minority Sale shall be subject to the fulfillment, at or prior to the Interim Transfer Date, of the condition that there shall not be in effect any Law or Governmental Order, decree or injunction imposed by a Governmental Entity of competent jurisdiction that enjoins, or prohibits the consummation of the Minority Sale.

Section 7.02. Conditions to Obligations of the Majority Sale.  The obligations of each of the Parties to consummate the Majority Sale shall be subject to the fulfillment or waiver in accordance with this Section, at or prior to the Closing Date of the conditions set out below.

(a)  The obligation of the Sellers to consummate the Majority Sale shall be subject to the fulfillment by the Purchaser or waiver by Sellers, in their sole discretion, at or prior to the Closing Date of each of the following conditions:

(i)  The representations and warranties of the Purchaser made herein other than those contained in Sections 5.01, 5.02, 5.04, 5.05, 5.06 and 5.07 (disregarding all materiality and material adverse effect qualifications contained therein) shall be true and correct as of the Closing Date (other than those made as of the Interim Date, which shall be disregarded) with only such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Purchaser or its ability to consummate the Majority Sale;

(ii)  The representations and warranties of the Purchaser contained in Sections 5.01, 5.02, 5.04, 5.05, 5.06 and 5.07 herein shall be true and correct as of the Closing Date (other than those made as of the Interim Date, which shall be disregarded);

(iii)  The Purchaser shall have complied in all material respects with all other covenants, undertakings and agreements herein to be performed by it at or prior to the Closing Date;

(iv)  (A) Each of the Waiver, the Purchaser Release, the Note Pledge Agreement, the Shareholder Release and the Deed of Adherence shall be in full force and effect (except for any failure of any such Transaction Document to be in full force and effect caused solely by any Seller or any Affiliate of any Seller) and each party thereto (other than the Sellers) shall be in compliance therewith, (B) each other agreement executed as of the Amendment Date or on the Original Signing Date and in connection herewith as between the Sellers or their respective Affiliates, on the one hand, and the Purchaser or any of its Affiliates or the Los W Parties, on the other hand, (whether or not any other Person is also a party to such agreement) shall be in full force and effect (except for any failure of any such documents to be in full force and effect caused solely by any Seller or any Affiliate of any Seller) and the parties thereto (other than the Sellers) shall be in compliance therewith, and (C) any and all payments required to be made under the agreements referenced in subclauses (A) and (B) of this paragraph as of the Closing Date shall have been made in US Dollars outside of Argentina in accordance with the terms of such agreements.

(v)  The consummation of the Minority Sale shall have occurred, except where the failure to consummate such transactions is due to a failure of the Sellers to comply with Section 3.04.

(b)  The obligation of the Purchaser to consummate the Majority Sale shall be subject to the fulfillment by the Sellers or waiver by Purchaser, in its sole discretion, at or prior to the Closing Date of each of the following conditions:

(i)  The representations and warranties of the Sellers contained in Sections 4.03, 4.04 and 4.05 shall be true and correct as of the Closing Date (other than those made on and as of a specified date, which shall be true and correct on and as of such date, and those made as of the Interim

Transfer Date, which shall be disregarded), with only such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect;

(ii)  The representations and warranties of the Sellers contained in Sections 4.01, 4.02 and 4.11 herein shall be true and correct as of the Closing Date (other than those made on and as of a specified date, which shall be true and correct on and as of such date, and those made as of the Interim Transfer Date, which shall be disregarded);

(iii)  Each of the Sellers shall have complied in all material respects with all other covenants, undertakings and agreements herein to be performed by it at or prior to the Closing Date;

(iv)  Each of the Waiver, the Deed of Adherence and the Seller Release shall be in full force and effect (except for any failure of any such Transaction Document to be in full force and effect caused solely by the Purchaser or any Affiliate of the Purchaser or any Los W Party) and the Sellers shall be in compliance therewith.

(v)  The consummation of the Minority Sale shall have occurred, except where the failure to consummate such transactions is due to a failure of the Purchaser to comply with Section 3.04.

(c)  The obligations of the Purchaser and each of the Sellers to consummate the Majority Sale shall be subject to the fulfillment, at or prior to the Closing Date, of each of the following conditions:

(i)  The receipt of Regulatory Approval and such approval being in full force and effect as at the Closing; and

(ii)  There shall not be in effect any Law or Governmental Order, decree or injunction imposed by a Governmental Entity of competent jurisdiction that enjoins, or prohibits the consummation of the Majority Sale.

ARTICLE 8
TERMINATION

Section 8.01. Termination of Obligation to Effect the Closing.  The Parties’ obligations to effect the Closing may be terminated prior to the earliest of the Closing or the Outside Date (each a “Termination of Closing Obligation Event”):

(a)  By the mutual written consent of each of the Sellers and the Purchaser; or

(b)  Automatically, on the occurrence of the Outside Date; or

(c)  By the Purchaser, if at such time the Purchaser is not in material breach of its obligations under this Agreement:

(i)  if any of the Sellers has breached any representation or warranty of the Sellers in Section 4.01, Section 4.02, Section 4.03 or Section 4.04, or failed to perform the covenant of the Sellers contained in Section 6.05 or Section 6.18, and in each case such breach would cause the condition set forth in Section 7.01(b)(i), Section 7.01(b)(ii) Section 7.01(b)(iii), as applicable, not to be satisfied, and such condition is incapable of being satisfied by the Outside Date; or

(ii)  if the Sellers have breached any of their undertakings set forth in Section 3.04(c)(i)(A) or Section 3.04(c)(i)(F); or

(d)  By the Sellers, if at such time the Sellers are not in material breach of their obligations under this Agreement,

(i)  if the Purchaser has breached any representation or warranty of the Purchaser in Section 5.01, Section 5.02, Section 5.07 or Section 5.08 or failed to perform the covenant of the Purchaser contained in Section 6.15, Section 6.18, Section 6.21 or Section 6.23 and in each case such breach would cause the condition set forth in Section 7.02(a)(i), Section 7.02(a)(ii), or Section 7.02(a)(iii), as applicable, not to be satisfied, and such condition is incapable of being satisfied by the Outside Date; provided that, in addition to the foregoing, in the case of Section 6.21, the Sellers shall not be permitted to terminate the Parties’ obligations to effect the Closing unless (x) the amount of Losses subject to the indemnity is at least US$15 million and (y) the Purchaser has failed to perform the covenant of the Purchaser contained in Section 6.21 for a period of at least 120 days from the date on which the Sellers notify the Purchase of the incurrence of Losses of US$15 million or more; or

(ii)  if the Purchaser has breached any of its undertakings set forth in Section 3.04(c)(ii)(A) or Section 3.04(c)(ii)(D); or

(e)  By either the Sellers or the Purchaser if consummation of the Closing would violate any non-appealable final Governmental Order, decree or judgment of any Governmental Entity having competent jurisdiction.

Section 8.02. Termination.  (a)  Upon the occurrence of a Termination of Closing Obligation Event (other than (i) pursuant to Section 8.01(b) or (ii) pursuant to Section 8.01(e) if the consummation of the Second Phase Actions would not violate such Governmental Order, decree or judgment which in either case shall not entitle any party to terminate this Agreement), the applicable Party may elect to terminate this Agreement by providing the other Parties with written notice thereof, specifying the provision of this Agreement pursuant to which such termination is being made.

(b)  In the event of such termination of the entire Agreement:

(i)  prior to effectiveness of termination of this Agreement pursuant to this Section 8.02, as soon as practicable and in any event, unless otherwise agreed by the Parties, within ten (10) Business Days of the notice of termination, the Purchaser and Appointed Call Purchaser shall take all actions necessary to enter into the Minority Sofora Pledge and

(ii)  upon termination of this Agreement pursuant to this Section 8.02, the Appointed Call Purchaser shall, for a period ending on the six (6) month anniversary of the date of the Termination Date, have a Minority Call Option, exercisable by written notice, in respect of the Minority Sofora Shares, at (x) the Minority Call Price (if this Agreement is terminated other than pursuant to Section 8.01(c)) or (y) the Special Minority Call Price (if this Agreement is terminated pursuant to Section 8.01(c))  as determined on the date that is five (5) Business Days prior to the closing of the purchase.  Upon receipt of such notice the Purchaser shall be obligated to sell the Minority Sofora Shares to Appointed Call Purchaser in exchange for such Minority Call Price or Special Minority Call Price, as the case may be, and the Appointed Call Purchaser shall be obligated to purchase the Minority Sofora Shares from the Purchaser and to pay the Minority Call Price or Special Minority Call Price, as the case may be, to the Purchaser at the Call Option Closing.  For purposes of this Section 8.02(b), the “Termination Date” shall be either (x) the date on which written notice of termination of this Agreement is delivered; or, (y) if there is a dispute, claim or controversy (as to which proceedings have been brought in accordance with Section 10.08) as to whether this Agreement has been validly terminated in accordance with Section 8.01 and Section 8.02 (or whether the Minority Call Price or Special Minority Call Price is payable in accordance with this Section 8.02(b)), the date on which such dispute, claim or controversy is resolved in accordance with Section 10.08.

(c)       If but only if this Agreement is terminated in accordance with this Section 8.02 pursuant to Section 8.01(c), then for a period ending on the earlier of (i) twelve (12) months following the date of the Call Option Closing or (ii) eighteen months following the date on which the Purchaser delivered notice of termination pursuant to this Section 8.02, the Sellers shall not, and shall not enter into a binding agreement or arrangement to, and shall cause their respective Affiliates (including any Appointed Call Purchaser) not to and not to enter into a binding agreement or arrangement to sell, assign, dispose of, exchange or otherwise transfer (including by operation of law, by virtue of merger, consolidation, business combination or otherwise) all or any of the direct or indirect interests in TEO held by the Sellers; provided that nothing in this Section 8.02(c) shall restrict or prohibit any Bona Fide Financing or any transaction in the equity interests of either of the Sellers or any capital raising by TEO or Nortel or any transaction that without any action on the part of the Sellers results in dilution or any compensation arrangement in respect of any director or officer or employee.

(d)  Upon any termination of this Agreement pursuant to this Section 8.02 this Agreement shall, except as set forth in this Section 8.02, become void and of no effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to any other Party hereto; provided that, (x) if such termination shall result directly from the intentional (i) failure of any Party to fulfill a condition to the performance of the obligations of any other Party or (ii) failure of any Party to perform a covenant hereof, such Party shall be fully liable for any and all liabilities and damages (which the Parties acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs, and may include, to the extent proven, the benefit of the bargain lost) incurred or suffered as a result of such failure. The provisions of Section 6.16, this Section 8.02, those of Article 10 shall survive any termination hereof.

Section 8.03. Seller Options Following Outside Date; Second Phase Actions. (a) If the Closing Date has not occurred as of the Outside Date, the Sellers shall have the right to elect, in their sole discretion, to either

(i)  terminate this Agreement in accordance with the provisions of, and with the consequences set out in, Section 8.04 (the “Unwind Option”) or

(ii)  use commercially reasonable efforts to the extent set forth in Section 8.05(b) to sell the Majority Sofora Shares to a third party purchaser reasonably acceptable to the Sellers (an “Adequate Purchaser,” such sale a “Third Party Sale” and this alternative the “Third Party Sale Option”);

(b)  Sellers shall give notice in writing to the Purchaser of its election under this Section 8.03 as promptly as possible, and in any event no later than 90 days after the Outside Date (the date of such notice the “Decision Date”).  If no notice is provided pursuant to this Section 8.03 as of a date that is 90 days after the Outside Date, then the Seller will be deemed to have given timely notice of an election to pursue the Third Party Sale Option, and the Decision Date will be deemed to be the date that is 90 days after the Outside Date.

Section 8.04. Unwind Option.  In the event that the Sellers give timely notice of their election to pursue the Unwind Option pursuant to Section 8.03:

(a)  as soon as practicable and in any event, unless otherwise agreed by the Parties, within ten (10) Business Days of the Decision Date, the Purchaser and Appointed Call Purchaser shall take all actions necessary to enter into the Minority Sofora Pledge.

(b)  this Agreement (other than Section 6.16, Section 8.03, Section 8.04, Section 8.06, Article 9 and Article 10) shall, upon effectiveness of the Minority Sofora Pledge, be terminated and shall be of no further force and effect;

(c)  for a period ending on the six (6) month anniversary of the Decision Date, the Sellers shall have the right (but not the obligation) to purchase from the Purchaser, and to cause the Purchaser to sell to an entity that is an Affiliate of the Sellers and that is appointed in writing to the Purchaser by the Sellers (the “Appointed Call Purchaser”), the Minority Sofora Shares at a price equal to the Minority Call Price as determined on the date that is five (5) Business Days prior to the closing of the purchase (the “Minority Call Option” and the closing of such purchase the “Call Option Closing”).

(d)  The Appointed Call Purchaser may exercise the Minority Call Option by delivering irrevocable written notice thereof to the Purchaser (a “Call Option Notice”), at which time the Purchaser shall be obligated to sell the Minority Sofora Shares to the Appointed Call Purchaser in exchange for the Minority Call Price and the Appointed Call Purchaser shall be obligated to purchase the Minority Sofora Shares from the Purchaser and to pay the Minority Call Price to the Purchaser at the Call Option Closing.

(e)  for a period ending on the twelve (12)-month anniversary of the Decision Date, the Sellers shall not, and shall not enter into a binding agreement or arrangement to, and shall cause its Affiliates (including any Appointed Call Purchaser) not to and not to enter into a binding agreement or arrangement to sell, assign, dispose of, exchange or otherwise transfer (including by operation of law, by virtue of merger, consolidation, business combination or otherwise) all or any of the direct or indirect interests in TEO held by the Sellers; provided that nothing in this Section 8.04(e) shall restrict or prohibit any Bona Fide Financing or any transaction in the equity interests of either of the Sellers or any capital raising by TEO or Nortel or any transaction that without any action on the part of the Sellers results in dilution or any compensation arrangement in respect of any director or officer or employee.

Section 8.05. Third Party Sale Option.  In the event that the Sellers give timely notice of their election to pursue the Third Party Sale Option pursuant to Section 8.03, then:

(a)  On the Decision Date, or within 5 Business Days thereafter, the Purchaser shall cause to be delivered, in addition to any collateral pledged at such time under the Note Pledge Agreement, additional collateral reasonably acceptable to the Sellers with a value equal to US$30,000,000 (the “Additional Collateral”) to be held as additional collateral on the terms of the Note Pledge Agreement to secure the secured obligations set out therein; provided that if the Parties cannot agree on the nature of the collateral forming the Additional Collateral, it shall be cash.  The Parties shall on such date make amendments to the Note Pledge Agreement to the extent required to account for the nature of the Additional Collateral;

(b)  From and after the Outside Date through and including the Final Date, the Sellers shall use commercially reasonable efforts to identify an Adequate Purchaser for the Majority Sofora Shares and shall keep the Purchaser reasonably appraised of the status of and any material developments with respect to any negotiations in connection with a Third Party Sale. Sellers shall notify the Purchaser promptly of any Third Party Offer that is bona fide (other than an Excluded Third Party Offer), including the identity of the party or parties making such offer, the terms and conditions of such offer and such other information as the Purchaser shall reasonably request.  The Sellers shall accept any bona fide, non-frivolous and executable Third Party Offer (i) from an Adequate Purchaser for the Majority Sofora Shares that (ii) is an all-cash offer, with the whole cash consideration payable outside of Argentina in a single payment to the Sellers at the closing of such transaction, (iii) would not create any material additional liabilities for the Sellers or impose any material closing conditions, in each case as compared to those provided for or reflected in this Agreement with respect to the sale of the Majority Sofora Shares to the Purchaser and (iv) that by its terms would not require that the Third Party Sale resulting therefrom be consummated after the Final Date (and contains a unilateral right of the Sellers to terminate the agreement if not consummated on or prior to the Final Date) (such Third Party Offer, a “Qualifying Offer”); provided that the Sellers shall not be obligated to accept such Qualifying Offer unless the Note Pledge Agreement (as amended to reflect the addition of Additional Collateral) is in full force and effect and the Waiver is effective to allow the consummation of a Third Party Sale that would result from such Qualifying Offer on the terms contemplated thereby and provided, further that the Sellers shall not be obligated to accept such Qualifying Offer if at such time it has received and it has notified the Purchaser in writing that it has the reasonable expectation of accepting another Qualifying Offer within 15 Business Days.  Sellers shall comply with their obligations to cooperate in obtaining Regulatory Approval in respect of the Qualifying Offer to the extent provided in Section 6.01(e) as if the Adequate Purchaser was the Purchaser.  The Sellers shall notify the Purchaser in writing no later than one (1) Business Day after entering into a definitive agreement with an Adequate Purchaser, which notice shall include the amount of the aggregate cash consideration to be paid at the closing of the Third Party Sale to the Sellers by the Adequate Purchaser in respect of the Majority Sofora Shares, pursuant to the purchase agreement and any ancillary agreement entered into in connection therewith (the “Third Party Purchase Price”);

(c)  Notwithstanding anything to the contrary in the Shareholders’ Agreement, from and after the Outside Date through and including the Final Date, the Sellers shall have the option, in their sole discretion, to request, in connection with a Third Party Sale, that the Purchaser sell all and not less than all of the Minority Sofora Shares owned by the Purchaser to an Adequate Purchaser (the “Drag Along Right”), in which case Sellers shall send a written notice to the Purchaser no less than 10 Business Days prior to the closing date of the sale of the Majority Sofora Shares to the Adequate Purchaser (the “Third Party Closing Date”), requesting that the Purchaser sell its Minority Sofora Shares to the Adequate Purchaser (the “Drag Notice”).  Upon receipt of the Drag Notice, the Purchaser shall be obligated to sell the Minority Sofora Shares to such Adequate Purchaser, jointly with the sale of the Majority Sofora Shares by the Sellers, at a price per share equal to the implied per-share amount of the Third Party Purchase Price and on the same terms and conditions as the Sellers in the Third Party Sale; provided that the Purchaser shall not be required to make any representations and warranties except representations and warranties substantially similar to those made by the Sellers in Sections 4.01 (other than the last sentence thereof), 4.02, 4.03, 4.04, 4.05 and 4.11, mutatis mutandis.

(d)  Notwithstanding anything to the contrary in the Shareholders’ Agreement, from and after the Outside Date through and including the Final Date, Purchaser shall have the option, at any time prior to the Third Party Closing Date, to sell to an Adequate Purchaser, all and not less than all of the Minority Sofora Shares owned by the Purchaser (the “Tag Along Right”) if Sellers determine in their sole discretion that the exercise of such Tag Along Right would not be disruptive to the Third Party Sale, in which case the Purchaser shall send written notice to the Sellers no less than 10 Business Days prior to the Third Party Closing Date of its decision to exercise the Tag Along Right, and the Sellers shall ensure that, if an Adequate Purchaser acquires the Majority Sofora Shares, such Adequate Purchaser shall acquire the Minority Sofora Shares at a price per share equal to the implied per-share amount of the Third Party Purchase Price and on the same terms and conditions as the Sellers in the Third Party Sale.  The Purchaser shall not be required to make any representations and warranties except representations and warranties substantially similar to those made by the Sellers in Sections 4.01 (other than the last sentence thereof), 4.02, 4.03, 4.04, 4.05 and 4.11, mutatis mutandis.  The Tag-Along Right shall be the only tag-along right or right of a similar nature available to the Purchaser at any time prior to the Final Date (and for the avoidance of doubt, the Purchaser shall not be entitled to any tag along right under the Shareholders’ Agreement during such period).

(e)  Upon the consummation of any Third Party Sale:

(i)  if the Third Party Purchase Price in respect of the Majority Sofora Shares is less than the sum of (A) the Minimum Purchase Price and (B) the reasonable and documented costs of the Third Party Sale (collectively, the “Floor Price”), the Purchaser shall pay to the Sellers an amount equal to the difference between the Third Party Purchase Price and the Floor Price, and

(ii)  if the Third Party Purchase Price in respect of the Majority Sofora Shares is greater than Floor Price, the Sellers shall pay to the Purchaser an amount equal to:

(A)  two-thirds (2/3) of the excess of (x) the lower of (i) the Third Party Purchase Price in respect of the Majority Sofora Shares and (ii) US$750,000,000, over (y) the Floor Price; and

(B)  one-half (1/2) of the excess of the Third Party Purchase Price in respect of the Majority Sofora Shares above US$750,000,000.

(f)  If no Third Party Sale is consummated on or prior to the Final Date, each of the Sellers and the Purchaser shall have the right at any time from and after the Final Date, by written notice to the other Parties, in their sole discretion to effect a final unwind (a “Final Unwind”), with the effects set out herein.  If either party elects to pursue a Final Unwind, then, as soon as practicable and in any event, unless otherwise agreed by the Parties, within ten (10) Business Days of delivery of notice by the Purchaser or the Sellers, as applicable:

(i)  The Purchaser and the Appointed Call Purchaser shall enter into the Minority Sofora Pledge, pursuant to which the Purchaser shall pledge the Minority Sofora Shares to secure Purchaser’s obligation under Section 8.05(g) to deliver the Minority Sofora Shares upon the exercise of the Minority Call Option;

(ii)  This Agreement (other than Section 6.16, Section 8.03, Section 8.04, Section 8.05, Section 8.06, Article 9 and Article 10) shall, upon the effectiveness of the Minority Sofora Pledge, be terminated and shall be of no further force and effect; and

(iii)  The Purchaser shall pay to the Sellers an amount equal to the Final Unwind Liquidation Amount; provided, however, that the Final Unwind Liquidation Amount shall not be paid to the Sellers if the Sellers are in breach of their obligation under Section 8.05(b) of this Agreement to accept a Qualifying Offer.

(g)  For a period ending on the six (6) month anniversary of the Final Unwind, the Sellers shall have the right to exercise the Minority Call Option at a price equal to the Minority Call Price as determined on the date that is five (5) Business Days prior to the Call Option Closing.

Section 8.06. Minority Call Option.  (a)  In the event the Sellers give timely notice of their intent to exercise the Minority Call Option pursuant to Section 8.04(a) or pursuant to Section 8.05(g), the Call Option Closing shall take place as soon as practicable and, in any event, within ten (10) Business Days of such notice.

(b)  At the Call Option Closing, the Parties shall take the following actions, each of which shall be deemed to be taken simultaneously and none of such actions taken by one Party shall be required to be taken unless all of such actions by the other Parties shall also have been taken:

(i)  The Purchaser and the Sellers shall take all action necessary to terminate the Minority Sofora Pledge and cause the collateral thereunder to be released to the Purchaser in accordance with the terms of the Minority Sofora Pledge.

(ii)  The Purchaser shall deliver or cause to be delivered to the Sellers:

(A)  (1) an extract from the shareholder register of Sofora evidencing the transfer of the Minority Sofora Shares to the Appointed Call Purchaser and (2) the certificates representing the Minority Sofora Shares registered in the name of the Appointed Call Purchaser;

(B)  a receipt for the Minority Call Price;

(C)  a certificate of an authorized officer of the Purchaser certifying to the Sellers that, as of the Call Option Closing, Purchaser is the record and beneficial owner of, and has good title to, all of the Minority Sofora Shares, free and clear of any Encumbrances.

(iii)  The Sellers shall:

(A)  Pay to the Purchaser, in US Dollars and by wire transfer of immediately available funds to such account as the Purchaser shall designate in writing to the Sellers not less than two (2) Business Days prior to the Call Option Closing, an amount equal to the Minority Call Price, calculated as of the date that is five (5) Business Days prior to the Call Option Closing.

ARTICLE 9
POST-CLOSING LIABILITY

Section 9.01. Survival. The representations and warranties made, or deemed to be made, by the Purchaser or the Sellers in this Agreement or in any other document delivered pursuant hereto or in connection herewith shall not survive the Closing other than the representation and warranties contained in (a)  Section 4.01 through Section 4.05 (the “Fundamental Warranties”) which shall survive the Closing until the date that is three (3) years following the Closing, (b) in Section 4.06 and Section 4.10 (the “Company Warranties”) and in Section 4.07 (the “Sofora Warranties”) which shall survive the Closing until the date that is one (1) year following the Closing; and (c) in Article 5 (the “Purchaser Warranties”) which shall survive the Closing until the date that is three (3) years following the Closing.  The covenants made, or deemed to be made, by the Purchaser or the Sellers in this Agreement or in any other document delivered pursuant hereto or in connection herewith shall not survive the Closing and there shall be no liability for breaches thereof, after such Closing, other than those covenants made in, Section 6.08 through Section 6.23 and this Article 9 of this Agreement, and in the other Transaction Documents or in any other document delivered pursuant hereto or in connection herewith, which shall survive the Closing for the maximum statute of limitations period or for the shorter period specified therein in accordance with the terms of such covenants or agreements, as the case may be.

Section 9.02. Indemnification.

(a)  Effective at and after the Closing, the Sellers shall jointly and severally indemnify, defend and hold harmless the Purchaser and its Affiliates  (other than the TEO Companies) (collectively, the “Purchaser Indemnified Parties”) from and against any and all Losses incurred by the Purchaser Indemnified Party based upon or arising out of the breach by any of the Sellers of any Fundamental Warranties, Company Warranties or Sofora Warranties, or the failure of such representation or warranty to be true and correct as of the Closing Date (other than those made on and as of a specified date, which shall be true and correct on and as of such date) or any breach of any surviving covenant of the Sellers herein; provided that:

(i)  the Purchaser Indemnified Parties shall have no claim for and the Sellers shall not be liable for any Losses arising from a single breach or series of related breaches of any Company Warranty or Sofora Warranty unless the amount of such Loss (or any series of related Losses) exceeds US$100,000;

(ii)  (A) with respect to indemnification for breaches of the Company Warranties, the Sellers shall not be liable unless and until the aggregate amount of the Losses of the Purchaser Indemnified Parties that may be claimed with respect to breaches of the Company Warranties and Sofora Warranties in the aggregate exceeds US$5,000,000 (the “Aggregate Threshold”), and (B)  with respect to indemnification for breaches of the Sofora Warranties, the Sellers shall not be liable unless and until either (x) the aggregate amount of the Losses of the Purchaser Indemnified Parties that may be claimed with respect to breaches of the Sofora Warranties exceeds US$1,000,000 or (y) the aggregate amount of the Losses of the Purchaser Indemnified Parties that may be claimed in the aggregate with respect to breaches of the Company Warranties and Sofora Warranties collectively exceeds the Aggregate Threshold; provided that in each case once the relevant threshold for indemnification for such type of Losses has been reached, the Sellers shall be liable to the Purchaser Indemnified Parties for all Losses that may be claimed with respect thereto;

(iii)  the Sellers’ maximum liability with respect to indemnification for such Company Warranties breaches pursuant to this Section shall not exceed five (5%) percent of the Purchase Price; and

(iv)  the Sellers’ maximum liability for indemnification pursuant to this Section 9.02, for all breaches of any Company Warranties, Fundamental Warranties and Sofora Warranties and surviving covenants (other than the covenants in Section 6.13) collectively, shall not exceed the Purchase Price;

provided, however, that any Losses that may be due to the Purchaser Indemnified Parties in respect of (x) fraud, or (y) the covenants in  Section 6.13, shall not be subject to the limits imposed by subclauses (i), (ii), (iii) and (iv) of this paragraph.

(b)  Effective at and after the Closing, the Purchaser shall indemnify, defend and hold harmless each Seller and its Affiliates (collectively, the “Seller Indemnified Parties”) from and against any and all Losses incurred by the Seller Indemnified Party based upon or arising out of the breach by any of the Purchaser of any Purchaser Warranty, or the failure of such representation or warranty to be true and correct as of the Closing Date (other than those made on and as of a specified date, which shall be true and correct on and as of such date) or any breach of any covenant by the Purchaser herein; provided, that the Purchaser’s maximum liability for all breaches of any Purchaser Warranty collectively shall not exceed the Purchase Price; provided, however, that any Losses that may be due to the Seller Indemnified Parties in respect of fraud shall not be subject to such limitation.

Section 9.03. Third Party Claim Procedures.

(a)  The party seeking indemnification under Section 9.02 (the “Indemnified Party”) agrees to give prompt notice in writing to the party against whom indemnity is to be sought (the “Indemnifying Party”) of the assertion of any claim or the commencement of any suit, action or proceeding by any third party (“Third Party Claim”) in respect of which indemnity may be sought under such Section.  Such notice shall set forth in reasonable detail such Third Party Claim and the basis for indemnification (taking into account the information then available to the Indemnified Party).  The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent that such failure shall have adversely prejudiced the Indemnifying Party.

(b)  The Indemnifying Party shall be entitled to participate in the defense of any Third Party Claim and, subject to the limitations set forth in this Section, shall be entitled to control and appoint lead counsel for such defense, in each case at its own expense; provided that prior to assuming control of such defense, the Indemnifying Party must acknowledge that if such Third Party Claim is successful it would have an indemnity obligation resulting from the Losses from such Third Party Claim.

(c)  If the Indemnifying Party shall assume the control of the defense of any Third Party Claim in accordance with the provisions of this Section 9.03, (i) the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which shall not be unreasonably withheld) before entering into any settlement of such Third Party Claim, if the settlement does not release the Indemnified Party and its affiliates from all liabilities and obligations with respect to such Third Party Claim or the settlement imposes injunctive or other equitable relief against the Indemnified Party or any of its affiliates and (ii) the Indemnified Party shall be entitled to participate in the defense of any Third Party Claim and to employ separate counsel of its choice for such purpose.  The fees and expenses of such separate counsel shall be paid by the Indemnified Party.

(d)  Each party shall reasonably cooperate, and cause their respective affiliates to reasonably cooperate, in the defense or prosecution of any Third Party Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

Section 9.04. Direct Claim Procedures.  In the event an Indemnified Party has a claim for indemnity under Section 9.02 against an Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party agrees to give prompt notice in writing of such claim to the Indemnifying Party.  Such notice shall set forth in reasonable detail such claim and the basis for indemnification (taking into account the information then available to the Indemnified Party).  The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have actually prejudiced the Indemnifying Party.  If the Indemnifying Party has timely disputed its indemnity obligation for any Losses with respect to such claim, the parties shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved in accordance with Section 10.08.

Section 9.05. Calculation of Losses.

(a)  The amount of any Losses payable under Section 9.02 by the Indemnifying Party shall be net of any (i) amounts recovered or recoverable by the Indemnified Party under applicable insurance policies or from any other Person alleged to be responsible therefor, and (ii) any net Tax benefit realized by the Indemnified Party arising from the incurrence or payment of any such Losses during a taxable year that includes or precedes the taxable period in which payment in respect of such Loss is due under Section 9.02; provided that  (x) no such reduction for such Tax benefit shall occur prior to the time at which such Tax benefit is actually realized and (y) to the extent that such net Tax benefit is actually realized after the date on which payment in respect of such Loss is made or deemed made under Section 9.02 (but during a taxable year that includes or precedes the taxable period in which payment in respect of such Loss is due under Section 9.02), the Indemnified Party shall reimburse the party or parties obligated to indemnify such Indemnified Party in respect of such Loss promptly following the time at which such Tax benefit is actually realized.  The Indemnified Party shall be deemed to have “actually realized” a net Tax benefit to the extent that, and at such time as, the amount of Taxes paid by the Indemnified Party or any of its Affiliates is reduced below the amount of Taxes that such Persons would have been required to pay but for the Tax benefit. In computing the amount of any such Tax benefit, the Indemnified Party shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any items arising from the incurrence or payment of any Losses for which indemnification is provided under Section 9.02. If the Indemnified Party receives any amounts under applicable insurance policies, or from any other Person alleged to be responsible for any Losses, subsequent to an indemnification payment by the Indemnifying Party, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or expense incurred by such Indemnifying Party in connection with providing such indemnification payment up to the amount received by the Indemnified Party, net of any expenses incurred by such Indemnified Party in collecting such amount.

(b)  The rights of the Purchaser Indemnified Parties to indemnification under Section 9.02 hereof shall not be affected by knowledge of any information acquired by such Purchaser Indemnified Party except to the extent such information was disclosed at the Purchaser’s written request and in writing to the Purchaser or its Affiliates or representatives, in each case prior to the Amendment Date or expressly disclosed in any TEO Company Disclosure Document.

(c)  Each Indemnified Party must mitigate to the extent required by and in accordance with applicable Law any loss for which such Indemnified Party seeks indemnification under this Agreement.  If such Indemnified Party mitigates its loss after the Indemnifying Party has paid the Indemnified Party under any indemnification provision of this Agreement in respect of that loss, the Indemnified Party must notify the Indemnifying Party and pay to the Indemnifying Party the extent of the value of the benefit to the Indemnified Party of that mitigation (less the Indemnified Party’s reasonable costs of mitigation) within two (2) Business Days after the benefit is received.

(d)  Each Indemnified Party shall use reasonable efforts to collect any amounts available under insurance coverage for any Losses payable under Section 9.02.

(e)  For the avoidance of doubt, in calculating Losses incurred by any Purchaser Indemnified Party, regard should be had to the proportionate share of the economic interest in the TEO Companies represented by the Shares held by the Purchaser Indemnified Parties and no Seller shall be obligated to indemnify the Purchaser Indemnified Parties for Losses to the extent suffered by any other Person in respect of such Person’s proportionate economic interest in the TEO Companies.

Section 9.06. Assignment of Claims.  If the Indemnified Party receives any payment from an Indemnifying Party in respect of any Losses pursuant to Section 9.02 and the Indemnified Party could have recovered all or a part of such Losses from a third party (a “Potential Contributor”) based on the underlying claim asserted against the Indemnifying Party, the Indemnified Party shall assign such of its rights to proceed against the Potential Contributor as are necessary to permit the Indemnifying Party to recover from the Potential Contributor the amount of such payment.

Section 9.07. No Other Remedy.  Except as specifically set forth in this Agreement or the other Transaction Documents or in any other agreement executed as of the Amendment Date in connection herewith, at and after the Closing, this Article 9 will provide the exclusive remedy for any misrepresentation, breach of warranty, covenant or other agreement or claim arising out of or related to the this Agreement or the transactions contemplated hereby, and the Purchaser hereby waives, effective as of the Closing, all other rights and claims in law or equity with respect to such matters including claims for contribution or other rights of recovery arising out of or relating to any environmental law (whether now or hereinafter in effect), claims for rescission, claims for breach of contract, breach of representation or warranty, negligent misrepresentation and all other claims for breach of duty with respect thereto.

ARTICLE 10
MISCELLANEOUS

Section 10.01. Fees and Expenses.  All costs and expenses incurred in connection with this Agreement and the consummation of the Sale shall be paid by the Party incurring such expenses.

Section 10.02. Amendment and Modification.  This Agreement may be amended, modified and supplemented in any and all respects, but only by a written instrument signed by all of the Parties expressly stating that such instrument is intended to amend, modify or supplement this Agreement.

Section 10.03. Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given when mailed, delivered personally, telecopied (which is confirmed), sent by electronic mail with receipt requested or sent by an overnight courier service, such as Federal Express, to the Parties at the following addresses (or at such other address for a party as shall be specified by such party by like notice):

If to Purchaser, to:

Fintech Telecom, LLC
375 Park Avenue 38th Floor,
New York, New York 10152
Tel: 212 593 3500
Fax: 212 593 3461
Attn: J.R. Rodriguez, Erika Mouynes
Email: jrr@fintechadv.com, em@fintechadv.com

Copy to:

Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, NY 10006
Tel: 212 225 2000
Fax: 212 225 3999
Attn: Rich Cooper
Email: rcoopercgsh.com

and

Errecondo Gonzalez Funes
Tone Fortabat
Bouchard 680 — C1106ABH
Tel: (54 11) 5236 4400
Fax: (54 11) 5236 4401
Attn: Baruki Gonzalez
Email: baruki.gonzalez@egfa.com.ar

If to Sellers, to:

Telecom Italia
Antonino Cusimano
General Counsel
Corso d'Italia, 41 – 00198 Roma
Phone +39 06 3688 2720
Via Negri, 1 – 20123 Milano
Phone +39 02 8595 4040

Copy to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, NY 10017
Attention: Joseph Rinaldi
Email: joseph.rinaldi@davispolk.com
Tel: 212 450 4805

or such other address or facsimile number or email address as such party may hereafter specify for the purpose by notice to the other parties hereto.

Section 10.04. Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the Parties and delivered to the other Party. Copies of executed counterparts transmitted by telecopy or other electronic transmission service shall be considered original executed counterparts, provided receipt of such counterparts is confirmed.

Section 10.05. Entire Agreement; No Third Party Beneficiaries.  This Agreement, each other Transaction Document and the documents referenced herein and therein (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and (b) other than as set out in Section 6.10 and Section 6.11 and Section 6.19 (with respect to indemnification only), is not intended to confer any rights or remedies upon any Person other than the Parties hereto and thereto.

Section 10.06. Severability.  Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the Parties agree that the court or tribunal making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

Section 10.07. Governing Law.  This Agreement, the legal relations between the Parties and any active or pending action, complaint, petition, investigation, suit, litigation or other proceeding, whether civil, administrative or criminal, in law or in equity, or before any arbitrator or public authority, whether contractual or non-contractual, instituted by any Party with respect to matters arising under or growing out of or in connection with or in respect of this Agreement shall be governed by and construed in accordance with the laws of the State of New York (including without limitation Section 5-1401 of the General Obligations Law of the State of New York) applicable to contracts made and performed in such State and without regard to conflicts of law or private international law rules.

Section 10.08. Arbitration.  Any dispute, claim or controversy arising from, relating to, or in connection with this Agreement, including without limitation any question regarding its existence, validity, termination, or the performance or breach thereof, shall be referred to and finally resolved and settled by arbitration administered by International Chamber of Commerce International Court of Arbitration (the “ICC”), in accordance with ICC Rules of Arbitration in effect at the time of the arbitration, which rules are deemed to be incorporated by reference into this clause except as they may be modified herein or by agreement of the Parties. Each Party hereby irrevocably waives its right to commence any proceedings in any court with respect to any matter subject to arbitration under this Agreement. The arbitral tribunal shall consist of three arbitrators. Each Party shall nominate one arbitrator, the Party requesting arbitration concurrently with such request and the other Party within fifteen (15) calendar days from receipt of the request for arbitration.  In the event a Party fails to nominate an arbitrator or deliver notification of such nomination to the other Party and to the ICC within this time period, upon request of either Party, such arbitrator shall instead be appointed by the ICC within fifteen (15) calendar days receiving such request in accordance with the Rules of Arbitration.  The two arbitrators appointed in accordance with the above provisions shall nominate the third arbitrator and notify the Parties and the ICC in writing of such nomination within fifteen (15) calendar days of their appointment.  If the first two appointed arbitrators fail to nominate a third arbitrator or notify the Parties and the ICC of that nomination within this time period, then, upon request of either Party, the third arbitrator shall be appointed by the ICC within fifteen (15) calendar days of receiving such request in accordance with the Rules of Arbitration.  The third arbitrator shall serve as Chairman of the arbitral tribunal.  The place of arbitration shall be Paris, France.  The language of the arbitration shall be English.  No arbitrator shall be an employee, officer or director of either Party or of their respective affiliates, nor shall any Arbitrator have any interest that would be affected in any material respect by the outcome of the dispute.  The decision of a majority of the arbitrators shall be final and binding on the Parties and their respective successors and assigns and the Parties waive any form of challenge against it. The arbitral tribunal shall determine the proportions in which the Parties shall pay the fees and expenses of the arbitral tribunal. The arbitral tribunal shall not have the authority to award punitive damages.  The Parties hereby agree that the arbitral tribunal shall have the power to award equitable remedies (including specific performance).  The Parties agree that either party may seek conservatory or similar emergency interim relief in aid of arbitration, including but not limited to a temporary restraining order or preliminary injunction or attachment in aid of the arbitration and may do so in any court of competent jurisdiction located in the State of New York at any time prior to the constitution of the panel and the parties hereby consent to the jurisdiction of any such court.  If such emergency or interim relief is sought after the constitution of the arbitration panel, such relief may be sought only before the arbitral tribunal and, after the constitution of the arbitration panel, each party waives any rights they might possess to have those matters litigated in a court or jury trial.  Each Party’s agreement to this arbitration is voluntary.  For the purposes of Section 10.07 and Section 10.08, the Sellers, on one hand, and the Purchaser on the other hand, shall each be considered as a single Party, respectively.

Section 10.09. Extension; Waiver.  At any time prior to the Closing Date, the Parties may, by mutual agreement, (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties of the other Parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance by the other Parties with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. The failure or delay of any Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 10.10. Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties hereto (whether by operation of law or otherwise) without the prior written consent of the other Parties; provided that the Purchaser shall have the right, by delivering a written notice to the Sellers no later than three (3) Business Days prior to the Closing Date, if at such time the Regulatory Approval has not been obtained, to designate a related third party or other assignee, in each case reasonably acceptable to the Sellers and that is in compliance with each of the Purchaser Warranties herein and executes a counterpart of the Purchaser Release (a “Substitute Purchaser”).  Following the designation of a Substitute Purchaser hereunder, the Substitute Purchaser shall have the rights of the Purchaser under this Agreement arising prior to the Outside Date and, if the Closing occurs at or prior to the Outside Date, thereafter and the obligations of the Purchaser may be satisfied by performance thereof by the Substitute Purchaser; provided that nothing herein shall relieve the Purchaser of its obligations hereunder and the designation of any Substitute Purchaser shall not otherwise affect the rights and obligations of any party to this Agreement or any of the other Transaction Documents or any other agreement executed on the Amendment Date or the Original Signing Date in connection herewith (and for the avoidance of doubt the designation of a Substitute Purchaser shall not affect or extend the Outside Date and shall in no way affect the obligations of the Purchaser in respect of the Second Phase Actions (which must continue to be satisfied by the Purchaser) or under the Note Pledge Agreement.  Subject to the preceding sentences, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

Section 10.11. Headings.  The titles and headings to Articles and Sections contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 10.12. Equitable Relief. It is hereby agreed and acknowledged by the Parties that money damages may be an inadequate remedy for a failure to comply with any of the obligations imposed by this Agreement and that, in the event of any such failure, an aggrieved Party shall, therefore, be entitled (in addition to any other remedy to which such Party may be entitled at law or in equity) to injunctive relief, including specific performance, to enforce such obligations, without the posting of any bond, and if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the Parties shall raise the defense that there is an adequate remedy at Law.

[Remainder of page intentionally left blank]

EXHIBIT C
FORM OF NOTIFICATION

Buenos Aires, [Fecha Closing]

Sr. Presidente del Directorio
[Razón Social]
[Dirección]
Ciudad de Buenos Aires
República Argentina
Presente.

Ref.:                 Transferencia de Acciones – Notificación del artículo 215 de la Ley 19.550, y sus modificatorias  (la “Ley de Sociedades”).

De nuestra consideración:

En cumplimiento de lo previsto en el artículo 215 de la LSC, nos dirigimos a Uds. a fin de notificarles que en el día de la fecha [Nombre del Vendedor] (el “Vendedor”) transfirió [incluir cantidad de acciones a transferir en número y letra] acciones ordinarias escriturales, de valor nominal US$ [_] ([__]  peso) por acción y con derecho a [un] voto por acción (las “Acciones”) emitidas por Sofora Telecommunicationes S.A. (la “Sociedad”), a favor de [Nombre de sociedad de Fintech] (“Fintech”), una sociedad de responsabilidad limitada (limited liability company) debidamente constituida y existente bajo las leyes de [_______], con domicilio en [_______].  [Se aclara expresamente que los dividendos que corresponden a las Acciones y que a la fecha de la presente hubieren sido declarados por la Sociedad pero aún se encontraren pendientes de pago, no han sido transferidos a Fintech y por lo tanto deberán ser pagados por la Sociedad directamente al Vendedor al momento de su efectiva distribución.]

En función de lo expuesto, solicitamos que se proceda a: (i) registrar debidamente la transferencia de las Acciones aquí notificada a favor de Fintech efectuando los correspondientes asientos en el Libro de Registro de Acciones de la Sociedad registrando las correspondientes bajas y altas respecto del Vendedor y Fintech; y (ii) emitir los [títulos accionarios/certificados de cuentas escriturales] que acrediten la titularidad de las Acciones a nombre de Fintech.

Sin otro particular, los saludamos muy atentamente.

[Vendedor]

Firma:
Nombre: [__________]

Cargo:     [__________]

[Firmas Certificadas por Escribano Publico]

C-1

EXHIBIT E
FORM OF SELLER RELEASE

SELLER RELEASE AGREEMENT

This SELLER RELEASE AGREEMENT (this “Agreement”) is entered into as of [●], 2014, by and among Telecom Italia S.p.A., a company duly organized and existing under the laws of Italy with its registered office at Piazza degli Affari, 2, Milan, Italy (“TI”), Telecom Italia International N.V., a company duly organized and existing under the laws of The Netherlands with its registered office at Atrium 3111, Strawinskylaan 1627, 1077XX Amsterdam (“TII” and together with TI, the “Sellers”, each a “Seller”); Tierra Argéntea S.A., a company duly organized and existing under the laws of the Republic of Argentina (“TAR”); and Sofora Telecomunicaciones S.A., a company duly organized and existing under the laws of the Republic of Argentina (“Sofora”) (the “Sold Companies”).

WHEREAS, pursuant to the Stock Purchase Agreement, dated as of the Amendment Date, by and among the Sellers and Fintech Telecom LLC, a limited liability company formed under the laws of Delaware (the “Purchaser”), the Sellers have agreed to sell to Purchaser the 142,903,150 common shares issued by Sofora and held by TI, the 156,094,210 common shares issued by Sofora and held by TII, the 57,870,795 common shares issued by TAR and held by TI and the 579,280,156 common shares issued by TAR and held by TII (as amended from time to time by theparties thereto, “Stock Purchase Agreement”). Capitalized terms used but not defined herein have the respective meanings set forth in the Stock Purchase Agreement.

WHEREAS, in connection with the Stock Purchase Agreement and the transactions contemplated thereunder, the Sellers, on the one hand, and the Sold Companies, on the other hand, desire to release each other, effective upon the Closing, from certain claims against the other not arising pursuant to or under the terms of the Stock Purchase Agreement.

WHEREAS, Section 7.02(d) of the Stock Purchase Agreement contemplates that this Agreement will be in full force and effect as of Closing as a condition to Closing.

NOW, THEREFORE, in consideration of the terms and conditions set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.           Release.  Effective automatically upon the Closing, each Seller hereby releases, acquits and forever discharges each of the Sold Companies, and each of their respective predecessors, successors and affiliates, and their respective past and present officers and directors (collectively, the “Sold Companies Released Parties”) from any and all claims and cross claims, demands, actions, suits and causes of action, damages and liabilities that either of the Sellers ever had, now has, or hereafter can, shall or may have, directly, representatively or derivatively, in its capacity as a direct or indirect shareholder of the Sold Companies against the Sold Companies Released Parties, whether in law, in admiralty, in bankruptcy, or in equity, and whether based on any federal law, state law, foreign law, common law or otherwise, known or unknown, suspected or unsuspected, asserted or unasserted, foreseen or unforeseen, liquidated or unliquidated, or claims that have been, could have been or in the future might be asserted in law or equity.

(b)           Effective automatically upon the Closing, each of the Sold Companies hereby releases, acquits and forever discharges each Seller, and each of their respective predecessors, successors and affiliates, and their respective past and present officers and directors (collectively, the “Seller Released Parties”), from any and all claims and cross claims, demands, actions, suits and causes of action, damages and liabilities that either of the Sold Companies ever had, now has, or hereafter can, shall or may have, directly, representatively, derivatively or in any other capacity, against the Seller Released Parties, whether in law, in admiralty, in bankruptcy, or in equity, and whether based on any federal law, state law, foreign law, common law or otherwise, known or unknown, suspected or unsuspected, asserted or unasserted, foreseen or unforeseen, liquidated or unliquidated, or claims that have been, could have been or in the future might be asserted in law or equity.

(c)           Notwithstanding the foregoing, nothing herein shall release any party from claims for enforcement of their contractual obligations under this Agreement.

2.           Further Assurances.  Each party agrees to take any and all further actions and to execute any and all additional documents which may be required to effectuate the release to the extent contemplated hereby.

3.           Governing Law.  This Agreement, the legal relations between the parties and any active or pending action, complaint, petition, investigation, suit, litigation or other proceeding, whether civil, administrative or criminal, in law or in equity, or before any arbitrator or public authority, whether contractual or non-contractual, instituted by any party with respect to matters arising under or growing out of or in connection with or in respect of this Agreement shall be governed by and construed in accordance with the laws of the State of New York (including without limitation Section 5-1401 of the General Obligations Law of the State of New York) applicable to contracts made and performed in such State and without regard to conflicts of law or private international law rules.

4.           Arbitration.  Any dispute, claim or controversy arising from, relating to, or in connection with this Agreement, including without limitation any question regarding its existence, validity, termination, or the performance or breach thereof, shall be referred to and finally resolved and settled by arbitration administered by International Chamber of Commerce International Court of Arbitration (the “ICC”), in accordance with ICC Rules of Arbitration in effect at the time of the arbitration, which rules are deemed to be incorporated by reference into this clause except as they may be modified herein or by agreement of the parties. Each party hereby irrevocably waives its right to commence any proceedings in any court with respect to any matter subject to arbitration under this Agreement. The arbitral tribunal shall consist of three arbitrators. Each party shall nominate one arbitrator, the party requesting arbitration concurrently with such request and the other party within fifteen (15) calendar days from receipt of the request for arbitration.  In the event a party fails to nominate an arbitrator or deliver notification of such nomination to the other party and to the ICC within this time period, upon request of either party, such arbitrator shall instead be appointed by the ICC within fifteen (15) calendar days receiving such request in accordance with the Rules of Arbitration.  The two arbitrators appointed in accordance with the above provisions shall nominate the third arbitrator and notify the parties and the ICC in writing of such nomination within fifteen (15) calendar days of their appointment.  If the first two appointed arbitrators fail to nominate a third arbitrator or notify the parties and the ICC of that nomination within this time period, then, upon request of either party, the third arbitrator shall be appointed by the ICC within fifteen (15) calendar days of receiving such request in accordance with the Rules of Arbitration.  The third arbitrator shall serve as Chairman of the arbitral tribunal.  The place of arbitration shall be Paris, France.  The language of the arbitration shall be English.  No arbitrator shall be an employee, officer or director of either party or of their respective affiliates, nor shall any Arbitrator have any interest that would be affected in any material respect by the outcome of the dispute.  The decision of a majority of the arbitrators shall be final and binding on the parties and their respective successors and assigns and the parties waive any form of challenge against it. The arbitral tribunal shall determine the proportions in which the parties shall pay the fees and expenses of the arbitral tribunal. The arbitral tribunal shall not have the authority to award punitive damages.  The parties hereby agree that the arbitral tribunal shall have the power to award equitable remedies (including specific performance).  The parties agree that either party may seek conservatory or similar emergency interim relief in aid of arbitration, including but not limited to a temporary restraining order or preliminary injunction or attachment in aid of the arbitration and may do so in any court of competent jurisdiction located in the State of New York at any time prior to the constitution of the panel and the parties hereby consent to the jurisdiction of any such court.  If such emergency or interim relief is sought after the constitution of the arbitration panel, such relief may be sought only before the arbitral tribunal and, after the constitution of the arbitration panel, each party waives any rights they might possess to have those matters litigated in a court or jury trial.  Each party’s agreement to this arbitration is voluntary.

5.           WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS TERMINATION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

6.           Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, administrators, executors, successors and assigns.

7.           Amendment and Modification.  This Agreement may be amended, modified and supplemented in any and all respects, but only by a written instrument signed by all of the parties expressly stating that such instrument is intended to amend, modify or supplement this Agreement.

8.           Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given when mailed, delivered personally, telecopied (which is confirmed), sent by electronic mail with receipt requested or sent by an overnight courier service, such as Federal Express, to the parties at the following addresses (or at such other address for a party as shall be specified by such party by like notice):

If to Sellers, to:

Telecom Italia
Antonino Cusimano
General Counsel
Corso d'Italia, 41 – 00198 Roma
Phone +39 06 3688 2720
Via Negri, 1 – 20123 Milano
Phone +39 02 8595 4040

Copy to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, NY 10017
Attention: Joseph Rinaldi
Email: joseph.rinaldi@davispolk.com
Tel: 212 450 4805

If to TAR:

[●];

If to Sofora:

[●].

9.           Severability.  Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the parties agree that the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

10.           Headings.  The titles and headings to sections contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

11.           [Reserved]

12.           Entire Agreement; Third Party Beneficiaries.  This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter herein.  Other than as explicitly set forth herein, this Agreement is not intended to confer any rights or remedies upon any Person other than the parties hereto.

13.           Equitable Relief.  It is hereby agreed and acknowledged by the parties that money damages may be an inadequate remedy for a failure to comply with any of the obligations imposed by this Agreement and that, in the event of any such failure, an aggrieved party shall, therefore, be entitled (in addition to any other remedy to which such party may be entitled at law or in equity) to injunctive relief, including specific performance, to enforce such obligations, without the posting of any bond, and if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the parties shall raise the defense that there is an adequate remedy at Law.

[Remainder of page intentionally left blank.]

EXHIBIT F
FORM OF DIRECTOR RELEASE

Fecha del Closing]

Señor
Presidente del Directorio
[Companía]
[Dirección]
Ciudad Autónoma de Buenos Aires

PRESENTE

De mi consideración:

En mi carácter de Director [Titular/Suplente] de [razón social] (la “Sociedad”) me dirijo a Ud. a fin de comunicarle que, con efecto inmediato a partir del día de la fecha, renuncio en forma indeclinable a mi cargo de Director [Titular/Suplente] de la Sociedad, dejando constancia que renuncio a percibir todo y cualquier honorario, pago o compensación por cualquier concepto que pudiera corresponderme desde la fecha de mi designación en el cargo arriba mencionado hasta la fecha de mi renuncia y que no hubiera ya percibido al día de la fecha, con excepción de los adelantos de honorarios devengados y no percibidos a la fecha por la suma de _______________. [suma a completarse al Closing].

Asimismo, dejo constancia que: (i) nada tengo que reclamar contra la Sociedad por concepto alguno; y (ii) a todo evento, renuncio irrevocablemente al ejercicio contra la Sociedad de cualquier acción, derecho o reclamo que me pudiera corresponder con causa en cualquier hecho, acto o cualquier otro concepto incurrido o producido con anterioridad a mi renuncia.

F-1

Consecuentemente, solicito se tome nota de mi renuncia, dejándose constancia de que la misma no es intempestiva ni dolosa, y se comunique la misma a los accionistas de la Sociedad a fin de ser considerada en la próxima asamblea que se celebre.

Sin otro particular, saludo a Ud. muy atentamente,

______________________________
Nombre:
Cargo:

F-2

EXHIBIT J
MINORITY SOFORA PLEDGE

[Begins on the following page]

J-1

MINORITY SOFORA PLEDGE AGREEMENT1

MINORITY SOFORA PLEDGE AGREEMENT (this “Agreement”) dated [●] by and among Fintech Telecom, LLC, a limited liability company duly organized and existing under the laws of Delaware (the “Pledgor”), and [●], (the “Appointed Call Purchaser”). Capitalized terms used and not otherwise defined herein shall have the meaning set forth in the SPA (as defined below).

WHEREAS, Pledgor, as purchaser (in such capacity and together with its successors and permitted assigns, including any Substitute Purchaser designated in accordance with the SPA, the “Purchaser”) and the Sellers are parties to an Amended and Restated Stock Purchase Agreement dated as of October 24, 2014 (as amended from time to time by the parties thereto, the “SPA”);

WHEREAS, pursuant to Article 8 of the SPA, the Appointed Call Purchaser may exercise the Minority Call Option to purchase the Minority Sofora Shares from the Purchaser at the Minority Call Price as determined on the date that is five (5) Business Days prior to the Call Option Closing;

WHEREAS, immediately after the execution and delivery of this Agreement, the Sellers have released the pledge under the Note Pledge Agreement (the “NPA”) on any portion of the Pledged Note (as defined in the NPA) or any amounts due to the Pledgor (as defined in the NPA) in accordance with the terms of the NPA and the Pledged Note (as defined in the NPA); and

WHEREAS, the Pledgor has agreed to execute and deliver to the Appointed Call Purchaser this Agreement pursuant to which the Pledgor grants a security interest in the Collateral (as hereinafter defined) as security for the Secured Obligation (as hereinafter defined), on the terms provided herein.

NOW, THEREFORE, in consideration of the mutual promises, covenants, representations and warranties set forth herein and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.              Definitions, Etc.

1.01           Certain Uniform Commercial Code Terms.  As used herein, the terms “General Intangible”, “Investment Property” and “Proceeds” have the respective meanings set forth in Article 9 of the NYUCC.

1.02           Additional Definitions.  In addition, as used herein:

1 This reflects the Minority Sofora Pledge in the ordinary case.  Changes to be made, to the extent necessary, to reflect the terms set out in the SPA in the case that the Minority Sofora Pledge is entered into following termination of the SPA pursuant to Section 8.01(c).

“Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under the Exchange Act; provided that no TEO Company other than TAR, Sofora, and Nortel shall be considered an Affiliate of any Seller.

“Business Day(s)” means any day other than Saturday or Sunday, or any day in which banking institutions in the City of New York, Rome, Italy or Amsterdam, The Netherlands or the Governmental Entities in Argentina are authorized or required by Law, regulation or executive order, to remain closed.

“Call Period” means six (6) months from the date of this Agreement.

“Collateral” has the meaning assigned to such term in Section 3.

“Company” means Sofora Telecomunicaciones S.A., a company duly organized and existing under the laws of the Republic of Argentina.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Event of Default” means a breach by the Purchaser of its obligation to deliver the Minority Sofora Shares to the Appointed Call Purchaser against payment of the Minority Call Price at the Call Option Closing.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien (statutory or other), pledge, hypothecation, encumbrance, charge, deposit arrangement, preference, priority or security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing) in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“NYUCC” means the Uniform Commercial Code as in effect from time to time in the State of New York.

“Pledged Shares” means 74,749,340 common shares issued by the Company.

“Secured Parties” means the Appointed Call Purchaser and its permitted successors and assigns.

“Secured Obligation” means the Pledgor’s obligations to deliver the Minority Sofora Shares to the Appointed Call Purchaser against payment of the Minority Call Price at the Call Option Closing in accordance with the SPA.

2

Section 2.              Representations and Warranties.  On the date hereof, the Pledgor represents and warrants to the Appointed Call Purchaser for the benefit of the Secured Parties that:

2.01           Title.  The Pledgor is the sole beneficial and legal owner of the Collateral in which it purports to grant a security interest pursuant to Section 3, and no Lien exists upon the Collateral (and no right or option to acquire the same exists in favor of any other Person) other than the security interest created or provided for herein, which security interest constitutes a valid first and prior perfected Lien on the Collateral.

2.02           Names, Etc.  The full and correct legal name of the Pledgor is Fintech Telecom, LLC, the Pledgor’s jurisdiction of organization is Delaware, its chief executive office is in the United States, its mailing address is correctly set out in Section 5.01, and there is no financing statement naming the Pledgor as debtor currently on file. The Pledgor will provide the Appointed Call Purchaser with at least thirty (30) days’ prior written notice of any change in the Pledgor’s name or form or jurisdiction of organization.  The Pledgor is validly existing and in good standing under the laws of Delaware and has all requisite power and authority to enter into this Agreement and to carry out its obligations hereunder. The Pledgor is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed or qualified or in good standing would not, individually or in the aggregate, have a material adverse effect on the Pledgor’s ability to perform their obligations under this Agreement.  The execution and delivery of this Agreement by the Pledgor and the performance by the Pledgor of its obligations hereunder have been duly authorized by all requisite action on the part of the Pledgor and its stockholders or members, as applicable.

2.03           Changes in Circumstances.  The Pledgor has not (a) within the period of four (4) months prior to the date hereof, changed its location (as defined in Section 9-307 of the NYUCC), or (b) heretofore changed its name, or (c) heretofore become a “new debtor” (as defined in Section 9-102(a)(56) of the NYUCC) with respect to a currently effective security agreement previously entered into by any other Person.

2.04           Pledged Shares.  The Pledged Shares owned by the Pledgor are not and will not be subject to any contractual restriction upon the transfer of such Pledged Shares (except for any such restriction contained herein and in the SPA).  The Pledgor has the right and requisite authority to pledge, assign, transfer, deliver, deposit and set over the Pledged Shares pledged by the Pledgor to the Appointed Call Purchaser for the benefit of the Secured Parties as provided herein.

2.05           Binding Agreement.  This Agreement has been duly executed and delivered by the Pledgor, and, assuming due and valid authorization, execution and delivery by the Appointed Call Purchaser, this Agreement constitutes a legal, valid and binding obligation of the Pledgor, enforceable against the Pledgor in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar Laws of general application affecting enforcement of creditors’ rights generally and (b) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.

3

2.06           No Conflict or Default.  The execution, delivery and performance by the Pledgor of this Agreement does not and will not: (a) violate, conflict with or result in any breach of any provision of the certificate of incorporation or bylaws (or similar organizational documents) of the Pledgor, (b) require the Pledgor to make any filing with, obtain any permit, authorization, consent or approval from, or provide any notification to, any Governmental Entity, (b) result in a violation or breach of, or, with or without due notice or lapse of time or both, constitute a default or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Pledgor is a party or by which the Pledgor’s shares or properties or assets may be bound, (d) violate any Law or Governmental Order applicable to the Pledgor, or (e) require any registration, recordation or filing with any governmental body, agency or official to be valid and enforceable or for the perfection or due recordation of the security interest in the Collateral granted hereunder or for the enforcement of the security interest in the Collateral granted hereunder.

2.07           Patriot Act Compliance.  None of the assets of the Pledgor or any Affiliate of the Pledgor has been reported as blocked assets to the OFAC, pursuant to the OFAC reporting requirements (31 C.F.R. Section 501.603). None of the Pledgor nor any Affiliates of the Pledgor is an OFAC Listed Person or is a department, agency or instrumentality of, or is otherwise Controlled by or acting on or behalf of, directly or indirectly, a Blocked Person. None of the Collateral constitutes or will constitute funds obtained from or on behalf of any OFAC Listed Person or any Blocked Person and neither the Pledgor nor any Affiliate of such person has entered into any agreement or understanding in respect of the Collateral with any OFAC Listed Person or any Blocked Person.

2.08           Notices.  The Pledgor will, within two (2) Business Days, promptly give to the Appointed Call Purchaser copies of any notices and other communications received by it with respect to the Pledged Shares.

Section 3.              Collateral.

3.01           Delivery of Pledged Shares.  The Pledgor undertakes and agrees to (i) cause any certificates, instruments or agreements evidencing the Pledged Shares to be delivered to the Appointed Call Purchaser, (ii) notify the Company of the pledge of the Pledged Shares and (iii) cause the pledge of the Pledged Shares to be noted on the Company’s share register and on any certificates, instruments or agreements evidencing the Pledged Shares.

3.02.           Collateral.   This Agreement secures, and is security for, the Secured Obligation.  As collateral security for the prompt performance when due of the Secured Obligation, the Pledgor hereby pledges to the Appointed Call Purchaser, and grants to the Appointed Call Purchaser for the benefit of the Secured Parties as hereinafter provided, a first priority security interest in all of the Pledgor’s right, title and interest in, to and under the following property, in each case whether tangible or intangible, wherever located, and whether now owned by the Pledgor or hereafter acquired and whether now existing or hereafter coming into existence (all of the property described in this Section 3 being collectively referred to herein as “Collateral”):

4

(a)          the Pledged Shares and any certificates, instruments or agreements evidencing such Pledged Shares;

(b)          all securities resulting from a split up, revision, reclassification or other like change of the Pledged Shares or otherwise received in respect of or in exchange therefor; and

(c)          all Proceeds of any of the Collateral, and substitutions and replacements for any of the Collateral, including any profits of any of the Collateral but excluding any cash dividends, in kind dividends or stock dividends (but not excluding Collateral resulting from a stock split or analogous transaction), income or revenue of the Collateral.

Section 4.              Further Assurances; Remedies.  In furtherance of the grant of the security interest pursuant to Section 3, the Pledgor agrees with the Appointed Call Purchaser for the benefit of the Secured Parties as follows:

4.01           Delivery and Other Perfection.  The Pledgor shall promptly from time to time give, execute, deliver, file, record, authorize or obtain all such financing statements, continuation statements, notices, instruments, documents, agreements or consents or other papers and do such other acts and things as may be required by applicable Law or reasonably required by the Appointed Call Purchaser to create, preserve, perfect, maintain the perfection of or validate the security interest granted pursuant hereto, at the Pledgor’s expense, to enable the Appointed Call Purchaser to exercise and enforce their rights hereunder with respect to such security interest or to otherwise fully effect the purposes of this Agreement, and without limiting the foregoing, shall:

(a)           if any certificates, instruments or agreements evidencing the Pledged Shares are received by the Pledgor, forthwith deliver to the Secured Parties such certificates or instruments representing or evidencing the same accompanied by such instruments of assignment and transfer in such form and substance as the Appointed Call Purchaser may reasonably request or deem necessary, all of which thereafter shall be held by the Secured Parties as part of the Collateral; and

(b)           keep full and accurate books and records relating to the Collateral, and stamp or otherwise mark such books and records in such manner as the Appointed Call Purchaser may reasonably require in order to reflect the security interests granted by this Agreement.

4.02           Other Financing Statements.  The Pledgor shall not file or suffer to be on file, or authorize or permit to be filed or to be on file, in any jurisdiction, any financing statement or like instrument with respect to any of the Collateral in which the Appointed Call Purchaser is not named as the sole secured party for the benefit of the Secured Parties.

4.03           Preservation of Rights.  The Appointed Call Purchaser shall not be required to take steps necessary to preserve any rights against prior parties to any of the Collateral and shall not be required to file financing statements or secure the Collateral.

4.04           Rights of the Pledgor.  For so long as there is no Event of Default,

5

(a)           the Pledgor shall have the right to exercise all voting and consensual powers pertaining to the Pledged Shares for all purposes not inconsistent with the terms of this Agreement, the SPA or any other instrument or agreement referred to herein or therein, and the Appointed Call Purchaser shall deliver to the Pledgor or cause to be executed and delivered to the Pledgor all such proxies, powers of attorney, dividend and other orders, and all such instruments received by it, without recourse, as the Pledgor may reasonably request for the purpose of enabling the Pledgor to exercise the rights and powers that it is entitled to exercise pursuant to this Section 4.04; and

(b)           the Pledgor shall be entitled to receive, retain or dispose of any and all cash dividends, interest, principal and other cash distributions paid on or distributed in respect of the Pledged Shares.

4.05           Release of Collateral to the Pledgor.  The security interest in respect of the Collateral shall be released without any further action by the Secured Parties upon the occurrence of the following events:

(a)           upon performance by the Pledgor of the Secured Obligation (which release shall occur, for the avoidance of doubt, concurrently with the delivery of the Minority Sofora Shares to the Appointed Call Purchaser); and

(b)           upon the expiration of the Call Period.

4.06           No Transfers or Non-Permitted Release.  The Pledgor shall not be permitted to sell, assign, transfer or otherwise dispose of any Collateral except as provided in Section 4.04.

4.07           Remedies.

(a)           Rights and Remedies Generally upon Event of Default.  Upon the occurrence of an Event of Default, the Appointed Call Purchaser shall have all of the rights and remedies with respect to the Collateral of a secured party under the NYUCC (whether or not the NYUCC is in effect in the jurisdiction where the rights and remedies are asserted) and such additional rights and remedies to which a secured party is entitled under the laws in effect in any jurisdiction where any rights and remedies hereunder may be asserted, including the right, to the fullest extent permitted by law, to exercise all voting, consensual and other powers of ownership pertaining to the Collateral as if the Appointed Call Purchaser were the sole and absolute owner thereof (and the Pledgor agrees to take all such action as may be appropriate to give effect to such right).

(b)           Certain Securities Act Limitations.  The Pledgor recognizes that, by reason of certain prohibitions contained in the Securities Act of 1933, as amended, and applicable state securities laws, the Appointed Call Purchaser may be compelled, with respect to any sale of all or any part of the Collateral, to retain an investment banker or agent, and thereupon limit purchasers to those who will agree, among other things, to acquire the Collateral for their own account, for investment and not with a view to the distribution or resale thereof.  The Pledgor and each Secured Party acknowledges that any such private sales may be at prices and on terms less favorable to the Appointed Call Purchaser than those obtainable through a public sale without such restrictions, and, notwithstanding such circumstances, agrees that effecting a private sale in lieu of such public sale (as a result of, and as compelled by, such securities law restrictions) will not imply that such private sale, even if resulting in such prices and terms less favorable than such public sale solely by reason of being a private sale, shall not have been made in a commercially reasonable manner, and further agrees that the Appointed Call Purchaser shall have no obligation to engage in public sales and no obligation to delay the sale of any Collateral for the period of time necessary to permit the issuer thereof to register it for public sale.

6

(c)           Notice.  The Pledgor agrees that to the extent the Appointed Call Purchaser is required by applicable Law to give reasonable prior notice of any sale or other disposition of any Collateral, five (5) Business Days’ notice shall be deemed to constitute reasonable prior notice.

4.08           Locations; Names, Etc.  Without at least thirty (30) days’ prior written notice to the Appointed Call Purchaser, the Pledgor shall not (a) change its location (as defined in Section 9-307 of the NYUCC), (b) change its name from Fintech Telecom, LLC, its current legal name, or (c) agree to or authorize any modification of the terms of any item of Collateral that would result in a change thereof from one Uniform Commercial Code category to another such category (such as from a General Intangible to Investment Property), if the effect thereof would be to result in a loss of perfection of, or diminution of priority for, the security interests created hereunder in such item of Collateral, or the loss of control (within the meaning of Section 9-104, 9-105, 9-106 or 9-107 of the NYUCC) over such item of Collateral.

4.09           Attorney-in-Fact.  Without limiting any rights or powers granted by this Agreement to the Appointed Call Purchaser while no Event of Default has occurred and is continuing, upon the occurrence and during the continuance of any Event of Default, and upon the occurrence of any event contemplated in Section 4.07, the Appointed Call Purchaser hereby jointly and severally appointed the attorney-in-fact of the Pledgor for the purpose of carrying out the provisions of this Section 4 and taking any action and executing any instruments that the Appointed Call Purchaser may deem necessary to accomplish the purposes hereof, which appointment as attorney-in-fact is irrevocable and coupled with an interest.  Without limiting the generality of the foregoing, at the Pledgor’s expense, (a) the Appointed Call Purchaser shall have the power to appoint any attorney-in-fact for the purpose of carrying out the provisions of this Section 4 and taking any action and executing any instruments that the Appointed Call Purchaser may deem necessary to accomplish the purposes hereof, (b) so long as the Appointed Call Purchaser shall be entitled under this Section 4 to make collections in respect of the Collateral, the Appointed Call Purchaser shall have the right and power to receive, endorse and collect all checks made payable to the order of the Pledgor representing any dividend payment or other distribution in respect of the Collateral or any part thereof and to give full discharge for the same, and (c) the Appointed Call Purchaser shall have the power to arrange for, including by an agent, Affiliate or nominee, to appoint an agent to translate the power of attorney granted by this Section 4.09 and to incorporate it in a public deed by a notary public in Argentina.

4.10           Perfection and Recordation.  The Pledgor authorizes the Appointed Call Purchaser, at the Pledgor’s expense, to file Uniform Commercial Code financing statements describing the Collateral as set forth in Section 3.

4.11           Termination.  This Agreement shall automatically terminate without any further action by any of the Parties upon the release to the Pledgor in accordance with Section 4.05 (Release of Collateral to Pledgor) of the security interest in respect of all of the Collateral held hereunder.  The Appointed Call Purchaser shall also, at the expense of the Pledgor, execute and deliver to the Pledgor upon such termination such Uniform Commercial Code termination statements and such other documentation as shall be prepared by and reasonably requested by the Pledgor to effect the termination and release of the Liens on the Collateral as required by this Section 4.11.

7

4.12           Releases.  The Appointed Call Purchaser shall be deemed to have automatically released (without the need for any further action by the Pledgor or any other Person) any Lien covering any asset upon the termination or expiration of this Agreement in accordance with its terms.

4.13           Additional Covenants of Pledgor.  The Pledgor agrees as follows:

(a)           The Pledgor shall fully and duly fulfill each and all of its obligations under this Agreement and shall take all other reasonable actions necessary to protect the existence, maintenance and exercise of the rights of the Secured Parties hereunder, including, but not limited to: (i) complying with any obligations imposed under the applicable Laws and regulations and other rules related, and/or in any other way linked, to the Collateral, the breach of which could have a material adverse effect on the rights of the Appointed Call Purchaser under this Agreement, and (ii) immediately lifting any kind of injunctions and attachments on the Collateral which may affect the rights of the Appointed Call Purchaser under this Agreement;

(b)           The Pledgor shall take and adopt, promptly and diligently, all reasonable measures that the Appointed Call Purchaser may request (including, but not limited to, the commencement of claims, actions, orders, measures, requests and demands) for the purpose of (i) protecting the title of the Pledgor to the Collateral, and (ii) preventing the Collateral from being affected in any way (but excluding any reduction in value or price) that may result in a significant adverse effect on the rights of the Appointed Call Purchaser under this Agreement, provided that the Appointed Call Purchaser, at its own cost and expense, shall be entitled to exercise and adopt by themselves the claims, actions, orders, measures, requests and demands that may be necessary if the Appointed Call Purchaser determines that its rights, as they relate to the Collateral, are not adequately protected by the Collateral; and

(c)           The Pledgor shall promptly notify the Appointed Call Purchaser about the occurrence of any event or act which may adversely affect the enforceability of this Agreement so that the Appointed Call Purchaser may adopt sufficiently in advance all the measures leading to adequate protection of its rights under and in accordance with the provisions of this Agreement, including any litigation, claim, notification or demand relating to the Collateral in this respect.

Section 5.                      Miscellaneous.

5.01           Notices.  All notices, requests, consents and demands hereunder shall be in the English language (or accompanied by a certified translation) and in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

8

(a)           if to the Pledgor, to it at:

Fintech Telecom, LLC
c/o Fintech Advisory, Inc.
375 Park Avenue
Suite 3804
New York, New York 10152
Attn:  JR Rodriguez
Telephone:  +1 (212) 593-3464
Fax:  +1 (212) 593-3461

and

(b)           if to the Appointed Call Purchaser, to its at:

[●]

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.  All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

5.02           No Waiver.  No failure or delay by any Secured Party in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy, or any abandonment or discontinuance of steps to enforce such a right, power or remedy, preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  The rights, powers and remedies of the Secured Parties hereunder are cumulative and are not exclusive of any rights, powers or remedies that the Secured Parties would otherwise have.

5.03           Amendments, Etc.  The terms of this Agreement may be waived, or amended or modified only by an instrument in writing duly executed by the Pledgor and the Appointed Call Purchaser.  Any such waiver, amendment or modification shall be binding upon the Secured Parties and the Pledgor.

5.04           Costs and Expenses.

(a)           The Pledgor agrees to reimburse each of the Secured Parties for all costs and expenses incurred by them (including reasonable attorneys’ fees) in connection with (i) compliance with this Agreement and any enforcement or collection proceeding in respect of this Agreement, including all manner of participation in or other involvement with (1) performance by the Appointed Call Purchaser of any obligations of the Pledgor in respect of the Collateral that the Pledgor has failed or refused to perform, (2) bankruptcy, insolvency, receivership, foreclosure, winding up or liquidation proceedings, or any actual or attempted sale, or any exchange, enforcement, collection, compromise or settlement in respect of any of the Collateral, and for the care of the Collateral and defending or asserting rights and claims of the Appointed Call Purchaser in respect thereof, by litigation or otherwise, including expenses of insurance, (3) judicial or regulatory proceedings and (4) workout, restructuring or other negotiations or proceedings (whether or not the workout, restructuring or transaction contemplated thereby is consummated) and (ii) the enforcement of this Section 5.04, and all such costs and expenses shall be Secured Obligation entitled to the benefits of the collateral security provided pursuant to Section 3.

9

(b)           The provisions of this Section 5.04 shall survive the termination of this Agreement.

5.05           Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the Pledgor and the Secured Parties and the respective successors and assigns thereof (provided that the Pledgor may not assign or transfer its rights or obligations hereunder without the prior written consent of the Appointed Call Purchaser).

5.06           Counterparts.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.

5.07           Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

5.08           Governing Law; Jurisdiction; Etc.

(a)           Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b)           Submission to Jurisdiction in U.S.  Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York in the Borough of Manhattan, and any appellate court from any thereof, in any suit, action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court.  Each of the parties hereto agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c)           Waiver of Venue.  Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in the first sentence of paragraph (b) of this Section 5.08.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court.

10

5.09           WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

5.10           Captions.  The captions and Section headings appearing herein are included solely for convenience of reference, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

[SIGNATURE PAGES FOLLOW]

11

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

FINTECH TELECOM, LLC, as Pledgor

By: Fintech Advisory, Inc. Its Managing Member

By:
	Name:	Erika Mouynes
	Title:	Authorized Person

By:
	Name:	Julio Rafael Rodriguez, Jr.
	Title:	Authorized Person

[●], as Appointed Call Purchaser

By:
Name:
Title:

[Signature Page to Minority Sofora Pledge Agreement]

Notice of Acceptance

October 24, 2014

Fintech Telecom, LLC
375 Park Avenue
38th Floor,
New York, New York 10152
Attn: J.R. Rodriguez, Erika Mouynes

Re.: Offer # 1024/2014 to Enter into Stock Purchase Agreement

Dear Sirs:

We hereby accept your Offer, dated October 24, 2014, in its entirety.

Sincerely,

[Signature Page Follows]

TELECOM ITALIA S.P.A.

By:	/s/ Andrea Balzarini
	Name:	Andrea Balzarini
	Title:	Authorized Representative

TELECOM ITALIA INTERNATIONAL N.V.

By:	/s/ Francesco S. Lobianco
	Name:	Francesco S. Lobianco
	Title:	Chief Executive Officer

TIERRA ARGENTEA S.A.

By:	/s/ Francesca Petralia
	Name:	Francesca Petralia
	Title:	Authorized Representative

cc:

Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, NY 10006
Attn: Rich Cooper and Adriana Rios

Errecondo Gonzalez & Funes
Torre Fortabat
Bouchard 680 – C1106ABH
Attn: Baruki Gonzalez